Exhibit 99.1
Item 6. Selected Financial Data
     The following tables set forth selected financial data for us for the years ended December 31, 2005, 2004, 2003, 2002, and 2001 that has been derived from our audited financial statements and the notes thereto. This data should be read in conjunction with Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the consolidated financial statements and notes thereto, appearing elsewhere in this current report on Form 8-K.
SELECTED FINANCIAL DATA
(in thousands, except per unit data)

	Year Ended December 31,
	2005	2004	2003	2002(1)	2001
Statement of Operations Data:(2)
Total revenues	$1,088,613	$1,004,583	$944,659	$981,905	$945,759
Net loss from continuing operations(3)	(211,110)	(86,882)	(93,926)	(54,899)	(75,287)

Diluted earnings per share:
Net loss from continuing operations applicable to common unitholders	$(4.13)	$(1.97)	$(1.94)	$(1.32)	$(1.62)

Other Data:
Cash distributions declared per common unit(4)	$0.15	$—	$—	$0.60	$1.70
Funds From Operations (5)	(191,139)	(30,608)	(207,462)	(60,018)	105,492
EBITDA(5)	12,475	184,950	(532)	150,024	353,435
Cash flows provided by operating activities	111,482	33,281	52,914	106,037	144,766

Balance Sheet Data (at end of period):
Total assets	$2,919,093	$3,317,658	$3,590,893	$3,780,363	$4,079,485
Total debt, net of discount	1,675,280	1,767,122	2,037,355	1,877,134	1,938,408

(1)	Includes hotel revenue and expenses with respect to 34 hotels that were leased to IHG prior to July 1, 2001. Prior to acquisition of these leases, our revenues with respect to these 34 hotels were comprised mainly of percentage lease revenues. Accordingly, revenues, expenses and operating results for the year ended December 31, 2002, are not directly comparable to the same period in 2001.

(2)	Each of the years presented have been retrospectively adjusted to reflect as discontinued operations in accordance with SFAS 144 the results of three hotels designated for sale as of June 30, 2006, that were not so designated at December 31, 2005, as well as, the results of 12 hotels disposed of during the period from January 1, 2006 through June 30, 2006, that were not designated as held for sale at December 31, 2005.

(3)	Included in net loss from continuing operations are the following amounts (in thousands):

	Year Ended December 31,
	2005	2004	2003	2002	2001
Impairment loss	$(190,920)	$—	$(9,352)	$(567)	$(3,022)
Minority interest share of impairment loss	8,976	—	1,770	—	—
Charge-off of deferred financing costs	(2,253)	(6,960)	(2,834)	(3,222)	(1,270)
Loss on early extinguishment of debt	(11,224)	(44,216)	—	—	—
Abandoned projects	(265)	—	—	(1,663)	(837)
Lease acquisition costs	—	—	—	—	(36,604)
Merger termination costs	—	—	—	—	(19,919)
Merger related financing costs	—	—	—	—	(5,486)
Gain (loss) on swap termination	—	1,005	—	—	(7,049)
Gain on sale of assets	469	1,167	106	5,861	2,473

(4)	Commencing with the fourth quarter 2005, we reinstituted a common distribution. We had declared a quarterly common distribution on our common units from our inception through 2002, but as a result of the uncertain geopolitical environment and soft business climate, together with the decline in margins resulting from continued declines in our portfolio’s average daily rate, FelCor’s board of directors suspended the payment of distribution on our common units in 2003 and 2004. We have, however, continued to pay the full accrued distributions on our outstanding preferred units.

(5)	A more detailed description and computation of FFO and EBITDA is contained in the “Non-GAAP Financial Measures” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7.
Consistent with SEC guidance, FFO has not been adjusted for the following amounts included in net loss applicable to common unitholders (in thousands):

	Year Ended December 31,
	2005	2004	2003	2002	2001
Impairment loss, continuing operations	$(190,920)	$—	$(9,352)	$(567)	$(3,022)
Impairment loss, discontinued operations	(75,831)	(38,289)	(236,157)	(156,938)	(3,978)
Minority interest share of impairment loss	8,976	—	1,770	—	—
Charge-off of deferred financing costs	(2,659)	(6,960)	(2,834)	(3,222)	(1,270)
Gain (loss) on early extinguishment of debt	(8,641)	(44,216)	1,611	—	—
Gain (loss) on swap termination	—	1,005	—	—	(7,049)
Asset disposition costs	(1,300)	(4,900)	—	—	—
Abandoned projects	(265)	—	—	(1,663)	(837)
Lease acquisition costs	—	—	—	—	(36,604)
Merger termination costs	—	—	—	—	(19,919)
Merger related financing costs	—	—	—	—	(5,486)
Issuance costs of redeemed preferred units	(6,522)	—	—	—	—
Consistent with SEC guidance, EBITDA has not been adjusted for the following amounts included in net loss (in thousands):

	Year Ended December 31,
	2005	2004	2003	2002	2001
Impairment loss, continuing operations	$(190,920)	$—	$(9,352)	$(567)	$(3,022)
Impairment loss, discontinued operations	(75,831)	(38,289)	(236,157)	(156,938)	(3,978)
Minority interest share of impairment loss	8,976	—	1,770	—	—
Charge-off of deferred financing costs	(2,659)	(6,960)	(2,834)	(3,222)	(1,270)
Gain (loss) on early extinguishment of debt	(8,641)	(44,216)	1,611	—	—
Gain (loss) on swap termination	—	1,005	—	—	(7,049)
Asset disposition costs	(1,300)	(4,900)	—	—	—
Abandoned projects	(265)	—	—	(1,663)	(837)
Gain on sale of depreciable assets	12,124	19,422	2,668	5,861	—

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The consolidated financial statements of FelCor Lodging Limited Partnership have been updated to reflect as discontinued operations those hotels sold prior to, or considered held for sale at, June 30, 2006, that were not classified as held for sale at December 31, 2005
General
     We completed 2005 with a 10.6% increase in our hotel revenue per available room, or RevPAR, compared to 2004. This was the second year of RevPAR increases following an unprecedented consecutive three year decline in RevPAR that we had experienced prior to 2004. The fundamentals of the lodging industry appear to be strong, as evidenced by the national trend of increased RevPAR and increases in average daily room rates, or ADR, which represent a major portion of the increase in RevPAR. The increase in ADR also resulted in a 110 basis point increase in Hotel earnings before interest, taxes, depreciation and amortization, or EBITDA, margin at our hotels.
     During 2005, we reduced our debt outstanding by $92 million with the proceeds of asset sales, extinguishment of debt through the transfer of hotels to their non-recourse mortgage holder and the use of cash on hand. Through the issuance of $169 million of new 8% Series C redeemable preferred units, we also retired all $169 million of our 9% Series B redeemable preferred units.
     Of the 26 hotels previously identified for sale at December 31, 2004, we sold 11 during 2005 for gross sale proceeds of $79 million. In 2005, we also surrendered eight limited service hotels, owned by a consolidated joint venture, to their non-recourse mortgage holder for extinguishment of $49 million in debt.
     Under the management agreements entered into with InterContinental Hotels Group, or IHG, in 2001 and amended in 2004, we were obligated to reinvest the net proceeds from the sale of IHG-managed hotels in other IHG-managed hotels or pay substantial liquidated damages to IHG. This potential exposure to liquidated damages made it impractical to sell IHG-managed hotels. In January 2006, we executed an agreement modifying our management agreements covering our hotels managed by IHG. This agreement eliminated any potential liquidated damages and reinvestment requirement with respect to hotels previously sold, IHG-managed hotels now identified for sale and one Crowne Plaza hotel to be converted to another brand. We are now able to sell hotels that we have determined to be non-strategic, which include all of our Holiday Inn hotels in secondary and tertiary markets and hotels in markets where we have an excess concentration of hotels, such as Texas and Atlanta, Georgia. As a result of our decision to seek to sell certain hotels, we determined that it was more likely than not that they would be sold significantly before the end of their previously estimated useful life, triggering an impairment charge of $263 million, which was recorded as of December 31, 2005 with respect to 25 IHG-managed hotels, three hotels not managed by IHG and two IHG-managed hotels that we had previously designated as non-strategic. At December 31, 2005, we had 35 hotels designated as non-strategic, substantially all of which we intend to sell in 2006 and 2007. Twelve of these hotels were sold in the six months ended June 30, 2006.
Financial Comparison (in thousands, except RevPAR, Hotel EBITDA margin and percentage change)

	Year Ended December 31,
			% Change		% Change
	2005	2004	2005-2004	2003	2004-2003
RevPAR	$77.27	$69.89	10.6%	$66.68	4.8%
Hotel EBITDA(1)	284,137	250,994	13.2%	233,106	7.7%
Hotel EBITDA margin(1)	26.2%	25.1%	4.4%	24.7%	1.6%
Net loss from continuing operations(2)	(211,110)	(86,882)	143.0%	(93,926)	(7.5)%
Funds From Operations (“FFO”)(1) (3)	(191,139)	(30,608)	524.5%	(207,462)	(85.2)%
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)(1) (4)	12,475	184,950	(93.3)%	(532)	(348.7)%

(1)	Included in the Financial Comparison are non-GAAP financial measures, including Hotel EBITDA, Hotel EBITDA margin, FFO and EBITDA. Further discussion and a detailed reconciliation of these non-GAAP financial measures to our financial statements are found elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(2)	Included in net loss from continuing operations are the following amounts (in thousands):

	Year Ended December 31,
	2005	2004	2003
Impairment loss	$(190,920)	$—	$(9,352)
Minority interest share of impairment loss	8,976	—	1,770
Loss on early extinguishment of debt	(11,224)	(44,216)	—
Charge-off of deferred debt costs	(2,253)	(6,960)	(2,834)
Abandoned projects	(265)	—	—
Gain on swap termination	—	1,005	—
Gain on sale of assets	469	1,167	106

(3)	Consistent with SEC guidance on non-GAAP financial measures, FFO has not been adjusted for the following amounts included in net loss applicable to common unitholders (in thousands, except per unit amounts).

	2005		2004		2003
		Per Unit		Per Unit		Per Unit
	Dollars	Amount	Dollars	Amount	Dollars	Amount
Impairment loss, continuing operations	$(190,920)	$(3.07)	$—	$—	$(9,352)	$(0.15)
Impairment loss, discontinued operations	(75,831)	(1.22)	(38,289)	(0.62)	(236,157)	(3.82)
Minority interest share of impairment loss	8,976	0.14	—	—	1,770	0.03
Charge-off of deferred debt costs	(2,659)	(0.04)	(6,960)	(0.10)	(2,834)	(0.05)
Gain (loss) on early extinguishment of debt	(8,641)	(0.14)	(44,216)	(0.71)	1,611	0.03
Asset disposition costs	(1,300)	(0.02)	(4,900)	(0.08)	—	—
Abandoned projects	(265)	—	—	—	—	—
Gain on swap termination	—	—	1,005	0.02	—	—
Issuance costs of redeemed preferred units	(6,522)	(0.10)	—	—	—	—

(4)	Consistent with SEC guidance on non-GAAP financial measures, EBITDA has not been adjusted for the following amounts included in net loss (in thousands).

	Year Ended December 31,
	2005	2004	2003
Impairment loss, continuing operations	$(190,920)	$—	$(9,352)
Impairment loss, discontinued operations	(75,831)	(38,289)	(236,157)
Minority interest share of impairment loss	8,976	—	1,770
Charge off of deferred debt costs	(2,659)	(6,960)	(2,834)
Gain (loss) on early extinguishment of debt	(8,641)	(44,216)	1,611
Gain on swap termination	—	1,005	—
Asset disposition costs	(1,300)	(4,900)	—
Abandoned projects	(265)	—	—
Gain on sale of assets	12,124	19,422	2,668
RevPAR and Hotel Operating Margin
     In 2005, we had our second consecutive year-over-year increase in RevPAR. For the year, our RevPAR increased 10.6% from $69.89 to $77.27. The increase in RevPAR consisted of a 4.2% increase in occupancy to 70.0% and a 6.1% increase in ADR. We attribute the increase in RevPAR largely to a nationwide lodging industry recovery and improvements from some major capital projects completed in 2004 and 2005. In 2005, a significant portion of the improvement in RevPAR came from an increase in ADR. We expect this trend of increasing RevPAR to continue in 2006 and further believe that improvements in ADR will continue to be a significant portion of the growth in RevPAR. This is significant to the lodging industry, because increases in room rate generally result in increases in Hotel EBITDA margins. We have seen a firming of Hotel EBITDA margin at our hotels, which improved from 25.1% in 2004 to 26.2% in 2005, and we expect to see further improvements in 2006 as ADR continues to be a significant factor in RevPAR improvement. We are focused on working with our brand managers to control the expense creep that generally occurs during the early years of a lodging industry recovery, to continue to improve our Hotel EBITDA margins.
Sale of Non-Strategic Hotels
     Under the management agreements entered into with IHG in 2001 and amended in 2004, we were obligated to reinvest the net proceeds from the sale of IHG-managed hotels in other IHG-managed hotels or pay substantial liquidated damages to IHG. This potential exposure to liquidated damages made it impractical to sell IHG-managed hotels. In January 2006, we executed an agreement modifying our management agreements covering our hotels managed by IHG. This agreement eliminates any potential liquidated damages or reinvestment requirement with respect to hotels previously sold, IHG-managed hotels now identified for sale and one Crowne Plaza hotel to be converted to another brand. We can now seek to sell hotels that we have deemed non-strategic, which include all of our Holiday Inn hotels in secondary and tertiary markets and hotels in markets where we have an excess concentration of hotels, such as Texas and Atlanta, Georgia.
     We began negotiating the amendment to our IHG management agreements in 2005. In October 2005, our Audit Committee conditionally approved an impairment charge on certain hotels, if and only if a definitive agreement with IHG was reached. We provided an update on the negotiations with IHG to our Executive Committee of the Board of Directors in December 2005, and at that time concluded that if a definitive agreement could be finalized, a material impairment charge would be necessary. We finalized the definitive agreement with IHG in January 2006, which enables us to sell certain IHG-managed hotels without liquidated damages or reinvestment requirements and removed the liquidated damage and reinvestment requirement for hotels already sold. As a result of the agreement, we determined that it was more likely than not that certain hotels would be sold significantly before the end of their previously estimated useful life, triggering an impairment charge of $263 million, which was recorded as of December 31, 2005 with respect to 25 IHG-managed hotels, three hotels not managed by IHG and two IHG-managed hotels that we had previously designated as non-strategic.
     In connection with this agreement with IHG, nine hotels were sold to Hospitality Properties Trust, or HPT, in 2006, for $223 million. These hotels, which will continue to be managed by IHG, consisted of seven Crowne Plaza hotels, one Holiday Inn hotel and one Staybridge Suites hotel. Six of these hotels are located in markets where we had an excess concentration of hotels.
     When testing for recoverability we generally use historical and projected cash flows over the expected hold period. When determining fair value for purposes of determining impairment we use a combination of historical and projected cash flows and other available market information, such as recent sales prices for similar assets in specific markets. The estimated cash flows used to test for recoverability are undiscounted while the cash flows used for determining fair values are discounted using a reasonable capitalization rate, or as earlier noted based on the local market conditions using recent sales of similar assets.
     At December 31, 2005, we had 35 hotels designated as non-strategic, substantially all of which we intend to sell in 2006 and 2007. Twelve of these hotels were sold in the six months ended June 30, 2006. These hotels are located primarily in secondary and tertiary markets, and include hotels in Texas and Atlanta, Georgia, where we had an excess concentration of hotels. Our repositioning strategy includes:
•	The sale of seven hotels previously identified as non-strategic, including five IHG-managed hotels, one of which was sold in January 2006.

•	The sale of 25 additional IHG-managed hotels, including the seven hotels sold to HPT in January 2006.

•	The sale of three additional hotels not managed by IHG.

•	Total proceeds from hotel sales are expected to be between $485 and $535 million representing an EBITDA multiple of between 12 and 13 times 2005 Hotel EBITDA.

•	The Crowne Plaza in San Francisco at Union Square will be converted to another brand by the end of 2006.
     Of the 35 non-strategic hotels noted above, 20 remain in continuing operations at June 30, 2006. Although these 20 non-strategic hotels represent 19% of our rooms at December 31, 2005, they only represent 7% of our Hotel EBITDA. The remaining hotels to be sold have significantly lower RevPAR and Hotel EBITDA margins than our 90 core hotels. Following the sale of all the 35 non-strategic hotels, we will have significantly lower exposure to markets with low barriers to entry, such as Atlanta, Dallas, Houston and Omaha, and will be more geographically diverse with no market contributing more than 6% of EBITDA.

Refined Investment Strategy
     The completion of the agreement with IHG enables us to sell our non-strategic hotels and use the proceeds to reduce debt and invest in high return-on investment capital projects at our remaining core hotels. We currently plan on spending between $175 million and $200 million on hotel capital improvements in 2006. As we focus on improving our core portfolio through renovations and repositionings, we believe our portfolio will be positioned to have above average growth. Any future acquisition efforts will be focused on higher quality hotels in markets with significant barriers to entry, such as central business districts and resort locations. Hotel brand and market segment will be secondary concerns when we are considering investment opportunities.
Results of Operations
Comparison of the Years Ended December 31, 2005 and 2004
     For the year ended December 31, 2005, we recorded a loss applicable to common unitholders of $311 million, compared to a loss of $142 million in 2004. We had a loss from continuing operations of $211 million compared to a prior year loss of $87 million. Contributing to the 2005 loss from continuing operations were impairment charges of $191 million, $13 million related to the early retirement of debt and $6 million in losses from hurricanes.
     Total revenue from continuing operations increased $84 million, or 8.4%, compared to the prior year. The increase in revenue is principally attributed to a 10.6% increase in RevPAR compared to 2004. The increase in RevPAR came from increases in both ADR and occupancy and represents increases in all of our top markets. The lodging industry nationwide continues to experience increased demand, but there have been only limited increases in room supply leading to strong improvements in RevPAR in most markets.
     In 2005, 58% of our increased RevPAR was attributed to increases in ADR. Increased ADR typically improves Hotel EBITDA margin because the hotels are receiving more revenue for each guest. For 2005, our Hotel EBITDA margin improved 110 basis points over 2004.
     Total operating expenses increased by $258 million but, before impairment charges, decreased as a percentage of total revenue from 90.8% to 90.0%. Hotel departmental expenses, which consist of rooms expense, food and beverage expense, and other operating departments, increased $16 million compared to 2004, but decreased as a percentage of total revenue from 35.3% to 34.0%. These costs are directly related to the number of hotel guests and should improve as a percentage of total revenue as rates increase.
     Other property operating costs, which consist of general and administrative costs, marketing costs, repairs and maintenance, utilities expense, and other costs, increased $26 million compared to 2004, and increased as a percentage of total revenue from 28.5% to 28.7%. The slight increase as a percentage of total revenue was entirely related to increased utility expenses, and other costs remained constant or decreased as a percent of total revenue.
     Management and franchise fees increased $3 million compared to 2004 and remained essentially the same as a percentage of total revenue.
     Taxes, insurance and lease expense increased $13 million and increased as a percentage of total revenue from 10.3% to 10.7%. The increase as a percentage of total revenue was from property tax expense, percentage lease expense and general liability insurance. Property tax expenses increased in 2005 largely because of credits for prior year tax appeals that were recorded in 2004. Percentage lease expense is computed as a percentage of hotel revenues in excess of a base rent. Therefore, as revenues increase, percentage rent expense increases at a faster rate. General liability insurance reflects the nationwide trend of increases in rates.
     Corporate expenses increased by $2 million compared to 2004 and remained essentially flat as a percentage of total revenue.
     Depreciation expense increased by $7 million compared to 2004. The increase in depreciation expense reflects the large capital expenditures spent in 2004 and 2005.

     In 2005, we recorded impairment charges, under the provisions of SFAS 144, of $266.8 million, $190.9 million of which was included in continuing operations at December 31, 2005 and the remainder was included in discontinued operations. The 2005 charges primarily related to our decision to designate as non-strategic and sell an additional 28 hotels, in connection with the negotiation of the amendment to our IHG management agreements. We also recorded impairment charges with respect to 11 hotels previously designated as non-strategic principally because of revised estimates of fair value.
     Net interest expense decreased by $16 million in 2005 compared to 2004. The principal reason for the reduction in interest expense is attributed to reduction in average debt outstanding during 2005. Our average outstanding debt decreased by $178 million in 2005 compared to 2004. During 2004 we retired $775 million of senior notes and issued $524 million of senior notes and mortgage debt. In 2005, we further reduced our outstanding debt by $92 million.
     In 2005, we incurred hurricane losses of $6 million compared to hurricane losses of $2 million incurred in 2004. The hurricane losses for both years represent our insurance deductibles and our best estimates of direct expenses related to these losses. In addition, associated with the 2005 hurricane losses, we anticipate approximately $5 million of business interruption proceeds to be collected and recorded to income in 2006.
     During 2005, we incurred expenses of $13 million related to the early retirement of debt compared to $50 million in 2004. The early extinguishment of debt charges in 2005 related principally to secured debt that was retired on hotels that we have designated as non-strategic. The 2004 early retirement related principally to the early retirement of senior notes paying 10% interest.
     Equity in income from unconsolidated entities was $10 million in 2005 compared to $17 million in 2004. Included in 2004 was an $11 million gain related to the sale of a residential condominium development in Myrtle Beach, South Carolina. Net income from unconsolidated ventures owning hotels increased in 2005 principally related to improvements in RevPAR.
     Minority interest increased by $9 million in 2005 compared to 2004, principally resulting from our minority holders' interest in the impairment loss in 2005.
     Discontinued operations resulted in a loss of $52 million in 2005 compared to a loss of $19 million in 2004. Included in the loss for 2005 is a $76 million impairment loss compared to a loss of $38 million in 2004. The results of operations for 12 hotels disposed in the six months ended June 30, 2006, three hotels designated as held for sale at June 30, 2006, and 19 hotels disposed in 2005 are included in discontinued operations.
     Preferred distributions increased by $4 million in 2005 compared to 2004. The principal reasons for this increase are attributed to the issuance of $160 million of Series A preferred units in 2004 and the first full year of distributions in 2005.
     In accordance with the Emerging Issues Task Force Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” we have subtracted $7 million of the issuance costs of our redeemed Series B preferred units from net income to determine net loss applicable to common unitholders for the calculation of net loss per unit.
Comparison of the Years Ended December 31, 2004 and 2003
     For the year ended December 31, 2004, we recorded a loss applicable to common unitholders of $142 million, compared to a loss in 2003 of $355 million. During 2004, our hotel operating revenue from continuing operations increased by $58 million, reflecting the 5% increase in RevPAR for the year. This RevPAR improvement came on the heels of an unprecedented three year decline in our RevPAR, which has resulted in hotel revenues remaining well below historical levels. Also contributing to the current year loss were: $50 million of net costs associated with the early retirement of $775 million in senior notes; $38 million of impairment charges on our hotels; a $5 million charge associated with the early termination of a hotel lease; $2 million of hurricane losses sustained in the third quarter at 13 of our hotels; and a gain of $12 million from the development and sale of the 251-unit Margate condominium tower at the Kingston Plantation in Myrtle Beach, South Carolina.

     Our revenues from continuing operations for 2004 were $1.0 billion, which reflected a 6% increase, over 2003. The increase in revenues principally resulted from the 5% increase in hotel RevPAR. Our hotel portfolio occupancy increased by 3.0% over the prior year and its ADR increased by 1.7%. We attribute the increase in RevPAR to the general firming of the U.S. economy resulting in increased business travel, from which we derive a significant portion of out hotel business. Business travelers generally pay a higher room rate than other types of hotel guests and, as business travel increases, we are able to accept smaller amounts of lower room rate business.
     Also contributing to the increase in revenues for 2004 was the acquisition in March 2004 of the Holiday Inn in Santa Monica, California, which contributed $5.4 million of our consolidated revenues in 2004.
     The Hotel EBITDA margin of our hotels included in continuing operations at December 31, 2004, was 25.1% compared to 24.7% in 2003. The slight increase in Hotel EBITDA margin is attributed primarily to decreases in property tax and insurance expenses, which were largely offset by increased labor related costs. Property tax expense decreased in 2004, compared to 2003, largely from reductions in assessed values and resolution of prior years’ property tax appeals. The reduction in insurance expense, compared to the prior year, reflects the softening in the property insurance markets and reductions in general liability losses.
     Our interest expense, included in continuing operations, decreased by 10%, to $147 million, as compared to 2003. The reduction in interest expense is related to a $270 million reduction in outstanding debt and a reduction in our weighted average interest rate by 23 basis points, compared to 2003. The change in debt outstanding and the reduction in average interest rate resulted principally from the following capital transactions:
•	We completed the early retirement of $775 million in senior notes:

• $600 million of senior notes maturing in 2008 that bore interest at 10%; and

• $175 million of senior notes maturing in October 2004;

•	We issued $290 million of floating rate senior notes;

•	We issued $234 million in mortgage debt; and

•	We issued $160 million of convertible preferred units.
     In 2004, we recorded impairment charges, under the provisions of SFAS 144, of $38 million, all of which is included in discontinued operations. The 2004 charges related to 17 hotels. With respect to one hotel, we entered into an option in the third quarter 2004 that would permit the option holder to purchase the hotel for substantially less than its carrying value. The remaining hotels either had revised estimates of fair value or reduced estimated holding periods.
     During 2004, we completed the early retirement of $775 million of senior notes. Associated with this early retirement, we recorded a charge-off of deferred financing costs of $7 million, a loss on early retirement of debt (representing the premium paid at retirement) of $44 million, and we had a gain of $1 million related to the termination of an interest rate swap on a portion of these notes.
     Equity in income from unconsolidated entities increased $15 million compared to 2003. The principal component of this increase was our portion of the gain on the development and sale of the Margate condominium tower at the Kingston Plantation in Myrtle Beach, South Carolina, by an unconsolidated entity in which we owned a 50% interest.
     Included in the loss from discontinued operations are the results of operations of the 12 hotels disposed in the six months ended June 30, 2006, three hotels designated as held for sale at June 30, 2006, 19 hotels disposed in 2005, and 18 hotels disposed in 2004.
Non-GAAP Financial Measures
     We refer in this current report on Form 8-K to certain “non-GAAP financial measures.” These measures, including FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles, or GAAP. The following tables reconcile each of these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and of the limitations upon such measures.

     The following tables detail our computation of FFO (in thousands, except for per unit data):
Reconciliation of Net Loss to FFO
(in thousands, except per unit data)

	Year Ended December 31,
	2005			2004			2003
			Per Unit			Per Unit			Per Unit
	Dollars	Units	Amount	Dollars	Units	Amount	Dollars	Units	Amount
Net loss	$(265,292)			$(106,808)			$(327,921)
Issuance costs of redeemed preferred units	(6,522)
Preferred distributions	(39,408)			(35,130)			(26,908)

Net loss applicable to common unitholders	(311,222)	62,214	$(5.00)	(141,938)	61,984	$(2.29)	(354,829)	61,845	$(5.74)
Depreciation from continuing operations	106,189		1.71	99,129		1.60	100,407		1.63
Depreciation from unconsolidated entities and discontinued operations	26,018		0.42	31,623		0.51	49,628		0.80
Gain on sale of assets	(12,124)		(0.20)	(19,422)		(0.31)	(2,668)		(0.04)

FFO	$(191,139)	62,214	$(3.07)	$(30,608)	61,984	$(0.49)	$(207,462)	61,845	$(3.35)

	Year Ended December 31,
	2002			2001
			Per Unit			Per Unit
	Dollars	Units	Amount	Dollars	Units	Amount
Net loss	$(192,298)			$(50,144)
Preferred distributions	(26,292)			(24,600)

Net loss applicable to common unitholders	(218,590)	61,737	$(3.54)	(74,744)	61,635	$(1.21)
Depreciation from continuing operations	106,359		1.72	114,259		1.85
Depreciation from unconsolidated entities and discontinued operations	58,074		0.94	54,315		0.88
Gain on sale of assets	(5,861)		(0.09)	—		—
Preferred distributions	—		—	11,662	4,636	0.06
Stock options and unvested restricted shares	—		—	—	404	—

FFO	$(60,018)	61,737	$(0.97)	$105,492	66,675	$1.58

     Consistent with SEC guidance on non-GAAP financial measures, FFO has not been adjusted for the following amounts included in net income (loss) applicable to common unitholders (in thousands, except for per unit amounts):

	Year Ended December 31,
	2005		2004		2003		2002		2001
		Per Unit		Per Unit		Per Unit		Per Unit		Per Unit
	Dollars	Amount	Dollars	Amount	Dollars	Amount	Dollars	Amount	Dollars	Amount
Impairment loss, continuing operations	$(190,920)	$(3.07)	$—	$—	$(9,352)	$(0.15)	$(567)	$(0.01)	$(3,022)	$(0.05)
Impairment loss, discontinued operations	(75,831)	(1.22)	(38,289)	(0.62)	(236,157)	(3.82)	(156,938)	(2.54)	(3,978)	(0.06)
Minority interest share of impairment loss	8,976	0.14	—	—	1,770	0.03	—	—	—	—
Charge-off of deferred debt costs	(2,659)	(0.04)	(6,960)	(0.10)	(2,834)	(0.05)	(3,222)	(0.05)	(1,270)	(0.02)
Gain (loss) on early extinguishment of debt	(8,641)	(0.14)	(44,216)	(0.71)	1,611	0.03	—	—	—	—
Gain from swap termination	—	—	1,005	0.02	—	—	—	—	(7,049)	(0.11)
Abandoned projects	(265)	—	—	—	—	—	(1,663)	(0.03)	(837)	(0.01)
Asset disposition costs	(1,300)	(0.02)	(4,900)	(0.08)	—	—	—	—	—	—
Lease acquisition costs	—	—	—	—	—	—	—	—	(36,604)	(0.55)
Merger termination costs	—	—	—	—	—	—	—	—	(19,919)	(0.30)
Merger related financing costs	—	—	—	—	—	—	—	—	(5,486)	(0.08)
Issuance costs of redeemed preferred units	(6,522)	(0.10)	—	—	—	—	—	—	—	—
     The following table details our computation of EBITDA (in thousands):
Reconciliation of Net Loss to EBITDA
(in thousands)

	Year Ended December 31,
	2005	2004	2003	2002	2001
Net loss	$(265,292)	$(106,808)	$(327,921)	$(192,298)	$(50,144)
Depreciation from continuing operations	106,189	99,129	100,407	106,359	114,259
Depreciation from unconsolidated entities and discontinued operations	26,018	31,623	49,628	58,074	54,315
Merger termination costs	—	—	—	—	19,919
Merger financing costs	—	—	—	—	5,486
Lease acquisition costs	—	—	—	—	36,604
Interest expense	133,168	147,331	164,315	163,647	159,221
Interest expense from unconsolidated entities and discontinued operations	9,488	10,730	10,829	12,154	11,682
Amortization expense	2,904	2,945	2,210	2,088	2,093

EBITDA	$12,475	$184,950	$(532)	$150,024	$353,435

     Consistent with SEC guidance on non-GAAP financial measures, EBITDA has not been adjusted for the following amounts included in net loss (in thousands):

	Year Ended December 31,
	2005	2004	2003	2002	2001
Impairment loss, continuing operations	$(190,920)	$—	$(9,352)	$(567)	$(3,022)
Impairment loss, discontinued operations	(75,831)	(38,289)	(236,157)	(156,938)	(3,978)
Minority interest share of impairment loss	8,976	—	1,770	—	—
Charge-off of deferred debt costs	(2,659)	(6,960)	(2,834)	(3,222)	(1,270)
Gain (loss) on early extinguishment of debt	(8,641)	(44,216)	1,611	—	—
Gain (loss) from swap termination	—	1,005	—	—	(7,049)
Asset disposition costs	(1,300)	(4,900)	—	—	—
Abandoned projects	(265)	—	—	(1,663)	(837)
Gain on sale of assets	12,124	19,422	2,668	5,861	—
Hotel EBITDA and Hotel EBITDA Margin
(dollars in thousands)

	Year Ended December 31,
	2005	2004	2003
Continuing Operations
Total revenue	$1,088,613	$1,004,583	$944,659
Retail space rental and other revenue	(2,049)	(2,721)	(1,022)

Hotel revenue	1,086,564	1,001,862	943,637
Hotel operating expenses	(802,427)	(750,868)	(710,531)

Hotel EBITDA	$284,137	$250,994	$233,106

Hotel EBITDA margin(1)	26.2%	25.1%	24.7%

(1)	Hotel EBITDA as a percentage of hotel revenue.

Hotel Operating Expense Composition
(dollars in thousands)

	Year Ended December 31,
	2005	2004	2003
Continuing Operations
Hotel departmental expenses:
Room	$227,104	$214,505	$197,877
Food and beverage	116,553	114,573	106,782
Other operating departments	26,869	25,922	21,463

Other property related costs:
Administrative and general	101,341	94,010	87,789
Marketing and advertising	92,092	85,720	80,657
Repairs and maintenance	60,324	55,828	53,352
Energy	58,137	50,678	46,868
Taxes, insurance and lease expense	65,086	58,040	65,767

Total other property related costs	747,506	699,276	660,555
Management and franchise fees	54,921	51,592	49,976

Hotel operating expenses	$802,427	$750,868	$710,531

Reconciliation of total operating expense to hotel operating expense:
Total operating expenses	$1,170,157	$912,556	$875,137
Unconsolidated taxes, insurance and lease expense	5,673	5,737	6,846
Consolidated hotel lease expense	(57,004)	(51,261)	(47,460)
Abandoned projects	(265)	—	—
Corporate expenses	(19,025)	(17,035)	(14,233)
Impairment loss	(190,920)	—	(9,352)
Depreciation	(106,189)	(99,129)	(100,407)

Hotel operating expenses	$802,427	$750,868	$710,531

Reconciliation of Net Loss to Hotel EBITDA
(in thousands)

	Year Ended December 31,
	Actual	Actual	Actual
	2005	2004	2003
Net loss	$(265,292)	$(106,808)	$(327,921)
Discontinued operations	54,182	19,926	234,625
Equity in income from unconsolidated entities	(10,169)	(17,121)	(2,370)
Minority interests	(8,822)	324	394
Consolidated hotel lease expense	57,004	51,261	47,460
Unconsolidated taxes, insurance and lease expense	(5,673)	(5,737)	(6,846)
Interest expense, net	129,068	144,577	162,066
Impairment loss	190,920	—	9,352
Hurricane loss	6,481	2,125	—
Loss on early extinguishment of debt	11,224	44,216	—
Charge-off of deferred financing costs	2,253	6,960	2,834
Gain on swap termination	—	(1,005)	—
Corporate expenses	19,025	17,035	14,233
Depreciation	106,189	99,129	100,407
Retail space rental and other revenue	(2,049)	(2,721)	(1,022)
Abandoned projects	265	—	—
Gain on sale of assets	(469)	(1,167)	(106)

Hotel EBITDA	$284,137	$250,994	$233,106

Reconciliation of Ratio of Operating Income to Total Revenues to Hotel EBITDA Margin

	Year Ended December 31,
	Actual	Actual	Actual
	2005	2004	2003
Ratio of operating income (loss) to total revenues	(7.4)%	9.2%	7.4%
Retail space rental and other revenue	(0.2)	(0.3)	(0.1)
Unconsolidated taxes, insurance and lease expense	(0.5)	(0.5)	(0.7)
Consolidated lease expense	5.2	5.1	5.0
Corporate expenses	1.8	1.7	1.5
Impairment loss	17.5	—	1.0
Depreciation	9.8	9.9	10.6

Hotel EBITDA margin	26.2%	25.1%	24.7%

     Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminish predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures, including FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin, are not measures of operating performance under GAAP. However, we and FelCor consider these non-GAAP measures to be supplemental measures of a REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of FelCor’s and our operating performance.
FFO and EBITDA
     The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by others that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.
     EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.
Hotel EBITDA and Hotel EBITDA Margin
     Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the hotel industry and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin is useful to investors by providing greater transparency with respect to two significant measures used by us in our financial and operational decision-making. Additionally, using these measures facilitates comparisons with hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin by eliminating corporate-level expenses, depreciation and expenses related to our capital structure. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with supplemental information into the ongoing operational performance of our hotels and the effectiveness of management in running our business on a property-level basis. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, we do not believe that these non-cash expenses, which are based on historical cost accounting for real estate assets, and implicitly assume that the value of real estate assets diminishes predictably over time, accurately reflect an adjustment in the value of our assets. To enhance the comparability of our hotel-level operating results with other hotel REITs and hotel owners, we are now disclosing Hotel EBITDA and Hotel EBITDA margin rather than the hotel operating profit and hotel operating margin previously disclosed. The purpose of the change is to remove any distortion created by unconsolidated entities and to reflect hotel-level operations as if they were fully consolidated. To reflect this, we eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by minority interest expense and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our hotels.
Use and Limitations of Non-GAAP Measures
     FelCor’s management and Board of Directors use FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin to evaluate the performance of our hotels and to facilitate comparisons between us and lodging REITs, hotel owners who are not REITs and other capital intensive companies. We use Hotel EBITDA and Hotel EBITDA margin in evaluating hotel-level performance and the operating efficiency of our hotel managers.
     The use of these non-GAAP financial measures has certain limitations. FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin, as presented by us, may not be comparable to FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin as calculated by other real estate companies. These measures do not reflect certain expenses that we incurred and will incur, such as depreciation, interest and capital expenditures. FelCor’s management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the most comparable GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.
     These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO, FFO per unit or EBITDA be considered as measures of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions or service our debt. FFO per unit does not measure, and should not be used as a measure of, amounts that accrue directly to the benefit of unitholders. FFO, EBITDA, Hotel EBITDA and Hotel EBITDA margin reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
Liquidity and Capital Resources
     Our principal source of cash to meet our cash requirements, including distributions to unitholders and repayments of indebtedness, is from the results of operations of our hotels. For the year ended December 31, 2005, net cash flow provided by operating activities, consisting primarily of hotel operations, was $111 million. At December 31, 2005, we had cash on hand of $95 million. Included in cash on hand was $31 million held under our hotel management agreements to meet our hotel minimum working capital requirements.
     We currently expect that our cash flow provided by operating activities for 2006 will be approximately $160 million to $167 million. These cash flow forecasts assume a RevPAR increase of 7% to 9%, and Hotel EBITDA margin increases of at least 100 basis points. Our current operating plan contemplates that we will make preferred distribution payments of $39 million, capital expenditures of approximately $175 to $200 million, $15 million in normal recurring principal payments, and that we will defer a debt maturity of $117 million (which we currently anticipate extending in accordance with its terms), leaving a cash flow shortfall of approximately $62 million to $94 million. We expect the cash necessary to fund this cash flow shortfall and distributions, if any, on our common units, will come from our cash balances or the proceeds from the sale of hotels. We anticipate that FelCor’s board of directors will determine the amount of preferred and common distributions, if any, for each quarterly period, based upon the actual operating results of that quarter, economic conditions, other operating trends, our financial condition and capital requirements, as well as FelCor’s minimum REIT distribution requirements.

     During 2005, our hotels in New Orleans and surrounding markets, such as Atlanta, Georgia; Baton Rouge, Louisiana; Houston, San Antonio, and Dallas, Texas, benefited from the increase in demand for hotel rooms, resulting from the displacement of New Orleans residents, and from the influx of relief and construction workers. We believe that the increased demand in most of these markets will continue into 2006, but we are unable to predict how long.
     We expect cash flow from operations to be sufficient to cover the payment of a distribution on our common units, our full preferred unit distributions as well as the funding of maintenance capital expenditures of five percent of annual hotel revenues for the foreseeable future.
     Events, including the threat of additional terrorist attacks, U.S. military involvement in the Middle East and the bankruptcy of several major corporations, had an adverse impact on the capital markets in prior years. Similar events, such as new terrorist attacks or additional bankruptcies, could further adversely affect the availability and cost of capital for our business. In addition, any slowdown of the overall economy and of the lodging industry could adversely affect our operating cash flow and the availability and cost of capital for our business.
     As a consequence of the recent economic recovery, its impact on the travel and lodging industries, and our lower secured debt levels, Standard & Poor’s raised their ratings on our senior unsecured debt in 2006, from B- to B. Should Standard & Poor’s or Moody’s increase their ratings on our senior unsecured debt to BB- or Ba3, respectively, our interest rates on $300 million of our senior unsecured debt will drop by 50 basis points, reducing our interest expense by $1.5 million annually.
     We are subject to the risks of fluctuating hotel operating margins at our hotels, including but not limited to increases in wage and benefit costs, repair and maintenance expenses, utilities, insurance, and other operating expenses that can fluctuate disproportionately to revenues. These operating expenses are difficult to predict and control, resulting in an increased risk of volatility in our results of operations. The recent economic slowdown that began in 2001, led to a sharp drop in occupancy and ADR resulting in declines in RevPAR and in the erosion in our Hotel EBITDA margins through 2003. Our Hotel EBITDA margins from continuing operations increased to 25.2% in 2005. However, if our hotel RevPAR and/or operating margins worsen, they could have a material adverse effect on our operations, earnings and cash flow.
     In the fourth quarter of 2005, we retired $258 million of secured debt related to 25 hotels and entered into a $225 million unsecured term loan. In connection with the early retirement of $258 million of secured debt, we recorded $15 million expense in the fourth quarter of 2005. The $225 million term loan was subsequently retired in January 2006 with proceeds from hotel sales, cash on hand and $45 million drawn on our $125 million line of credit established in January 2006. Associated with the early retirement of the $225 million term loan in January 2006, we will record $1 million write-off of loan costs in the first quarter of 2006.
     Our line of credit established in January 2006, has certain restrictive covenants, including a leverage ratio, fixed charge coverage ratio, unencumbered leverage ratio and a maximum payout ratio. In addition to financial covenants, our line of credit includes certain other affirmative and negative covenants, including restrictions on our ability to create or acquire wholly-owned subsidiaries; restrictions on the operation/ownership of our hotels; limitations on our ability to lease property or guarantee leases of other persons; limitations on our ability to make restricted payments (such as distributions on common and preferred units, unit repurchases and certain investments); limitations on our ability to merge or consolidate with other persons, to issue stock of our subsidiaries and to sell all or substantially all of our assets; restrictions on our ability to make investments in condominium developments; limitations on our ability to change the nature of our business and limitations on our ability to modify certain instruments, to create liens, to enter into transactions with affiliates and limitations on our ability to enter into joint ventures. At the date of this filing, we were in compliance with all of these covenants.
     If operating results fall significantly below our current expectations, as outlined in our current guidance, we may not be able to satisfy the financial covenant requirements in our current line of credit and we may be unable to borrow under it.

     During 2005, FelCor issued 6.8 million depositary shares representing its 8% Series C Preferred Stock, with gross proceeds of $169 million. FelCor contributed the proceeds to us in exchange for a like number of Preferred C preferred units. We used the proceeds to redeem all of our outstanding Series B preferred units and FelCor used the proceeds to redeem all of the shares outstanding of its 9% Series B Preferred Stock. As a result of this redemption, we recorded a reduction in net income applicable to our common unitholders of $7 million for the original issuance cost of the Series B preferred units which were redeemed.
     In 2005, eight limited service hotels owned by a consolidated joint venture were surrendered to their non-recourse mortgage holders in exchange for extinguishment of approximately $49 million of debt.
     In 2005, we started construction on the 184 unit Royale Palms condominium development in Myrtle Beach, South Carolina. This project is more than 90% pre-sold and is expected to be completed in the summer of 2007. In conjunction with this development, we entered into a $70 million recourse construction loan facility. At December 31, 2005, we had spent $13 million on this project and had drawn $9 million on the construction loan. The interest on this construction facility is currently based on LIBOR plus 225 basis points and may be reduced to LIBOR plus 200 basis points when the project is 55% complete upon satisfaction of certain other requirements.
     At December 31, 2005, we had aggregate mortgage indebtedness of $738 million that was secured by 46 of our consolidated hotels with an aggregate book value of $1.2 billion and our Royale Palms condominium development. Substantially all of this debt is recourse solely to the specific assets securing the debt, except in the case of fraud, misapplication of funds and other customary recourse provisions. Loans secured by 10 hotels provide for lock-box arrangements.
     With respect to loans secured by 10 hotels, the owner is permitted to retain 115% of budgeted hotel operating expenses before the remaining revenues would become subject to a similar lock-box arrangement if a specified debt service coverage ratio was not met. The mortgage loans secured by eight of these 10 hotels also provide that, so long as the debt service coverage ratios remain below a second, even lower minimum level, the lender may retain any excess cash (after deduction for the 115% of budgeted operating expenses, debt service, tax, insurance and other reserve requirements) and, if the debt service coverage ratio remains below this lower minimum level for 12 consecutive months, apply any accumulated excess cash to the prepayment of the principal amount of the debt. If the debt service coverage ratio exceeds the lower minimum level for three consecutive months, any then accumulated excess cash will be returned to the owner. Eight of these 10 hotels, which accounted for 6% of our total revenues in 2005, are currently below the applicable debt service coverage ratio and are subject to the lock-box provisions. None of the hotels are currently below the second, even lower minimum debt service coverage ratio that would permit the lender to retain excess cash after deduction for the 115% of budgeted operating expenses, debt service, tax, insurance and other reserve requirements.
     Most of our mortgage debt is non-recourse to us and contains provisions allowing for the substitution of collateral upon satisfaction of certain conditions. Most of our mortgage debt is prepayable, subject to various prepayment penalties, yield maintenance or defeasance obligations.
     The breach of any of the covenants and limitations under our line of credit could result in the acceleration of amounts outstanding. Our failure to satisfy any accelerated indebtedness, if in the amount of $10 million or more, could result in the acceleration of most of our other unsecured recourse indebtedness. We may not be able to refinance or repay our debt in full under those circumstances
     Our other borrowings contain affirmative and negative covenants that are generally equal to or less restrictive than our line of credit.
     Our publicly-traded senior unsecured notes require that we satisfy total leverage, secured leverage and interest coverage tests in order to: incur additional indebtedness except to refinance maturing debt with replacement debt, as defined under our indentures; pay distributions in excess of the minimum distribution required to meet FelCor’s REIT qualification test; repurchase partnership units; or merge. As of the date of this filing, we have satisfied all such tests. Under the terms of certain of our indentures, we are prohibited from repurchasing any of our partnership units, whether common or preferred, subject to certain exceptions, so long as our debt-to-EBITDA ratio, as defined in the indentures, exceeds 4.85 to 1. Debt, as defined in the indentures, approximates our consolidated debt. EBITDA is defined in the indentures as consolidated GAAP net income, adjusted for minority interest in FelCor LP, actual cash distributions by unconsolidated entities, gains or losses from asset sales, distributions on preferred units and extraordinary gains and losses (as defined at the date of the indentures), plus interest expense, income taxes, depreciation expense, amortization expense and other non-cash items. Although our current debt-to-EDITDA ratio is below 4.85 to 1, a decline in our EBITDA, as a result of asset sales or adverse economic developments, or an increase in our debt, could make us subject to this limitation.
     If actual operating results fall significantly below our current expectations, as reflected in our current public guidance, or if interest rates increase substantially above expected levels, we may be unable to continue to satisfy the incurrence test under the indentures governing our senior unsecured notes. In such an event, we may be prohibited from, among other things, incurring any additional indebtedness, except under certain specific exceptions, or paying distributions on our preferred or common units, except to the extent necessary to satisfy FelCor’s REIT qualification requirement that it distribute currently at least 90% of its taxable income.
     We currently anticipate that we will meet our financial covenant and incurrence tests under the RevPAR guidance provided by FelCor at its fourth quarter earnings conference call on February 7, 2006. For the first quarter of 2006, we currently anticipate that our portfolio RevPAR will be 10% to 12% above the comparable period of the prior year. The RevPAR increase in 2006, compared to the same periods in 2005, was approximately 18% for January 2006 and 13% for February 2006. We currently anticipate that full year 2006 hotel portfolio RevPAR will increase approximately 7% to 9%. For 2006, we expect to make capital expenditures of approximately $175 to $200 million. We estimate that our income for 2006 will be in the range of $22 to $29 million. FFO for the year 2006 is anticipated to be within the range of $113 to $120 million, and EBITDA is expected to be within the range of $282 to $289 million. No asset sales, except for the eight hotels sold in January, or capital transactions are assumed in the preparation of our guidance.
Reconciliation of Estimated Net Income to Estimated FFO and EBITDA
(in millions, except per unit data)

	Full Year 2006 Guidance
	Low Guidance		High Guidance
		Per Unit		Per Unit
	Dollars	Amount(a)	Dollars	Amount (a)
Net income(b)	$22		$29
Preferred distributions	(39)		(39)

Net loss applicable to common unitholders(b)	(17)	$(0.26)	(10)	$(0.16)
Depreciation	130		130

FFO	$113	$1.82	$120	$1.93

Net income(b)	$22		$29
Depreciation	130		130
Interest expense	126		126
Amortization expense	4		4

EBITDA	$282		$289

(a)	Weighted average units are 62.2 million.

(b)	Excludes gains or losses from asset sales and debt extinguishment.

     The following table details our debt outstanding at December 31, 2005 and 2004 (in thousands):

					Balance Outstanding
	Encumbered	Interest Rate at		Maturity	December 31,
	Hotels	December 31, 2005		Date	2005	2004
Promissory note	none	6.31	(a)	June 2016	$650	$650
Senior unsecured term notes	none	7.63		Oct. 2007	123,358	122,426
Senior unsecured term notes	none	9.00		June 2011	298,660	298,409
Term loan(b)	none	5.81		Oct. 2006	225,000	—
Senior unsecured term notes	none	8.48	(c)	June 2011	290,000	290,000

Total unsecured debt(d)		7.89			937,668	711,485

Mortgage debt	9 hotels	6.52		July 2009-2014	104,282	192,363
Mortgage debt	8 hotels	6.63	(e)	May 2006	117,913	144,669
Mortgage debt	—	—		—	—	127,316
Mortgage debt	7 hotels	7.32		April 2009	127,455	130,458
Mortgage debt	4 hotels	7.55		June 2009	41,912	67,959
Mortgage debt	8 hotels	8.70		May 2010	172,604	175,504
Mortgage debt	7 hotels	8.73		May 2010	133,374	135,690
Mortgage debt	1 hotel	6.77	(a)	August 2008	15,500	15,500
Mortgage debt	—	—		—	—	10,521
Mortgage debt	1 hotel	7.91		Dec. 2007	10,457	—
Mortgage debt	—	—		—	—	49,476
Other	1 hotel	9.17		August 2011	5,204	6,181
Construction loan	—	6.47		Oct. 2007	8,911	—

Total secured debt(d)	46 hotels	7.69			737,612	1,055,637

Total(d)		7.80%			$1,675,280	$1,767,122

(a)	Variable interest rate based on LIBOR. The six month LIBOR was 4.58% at December 31, 2005.

(b)	This term note was repaid in January 2006.

(c)	Variable interest rate based on LIBOR. $100 million of these notes were matched with interest rate swap agreements that effectively converted the variable interest rate to a fixed rate.

(d)	Interest rates are calculated based on the weighted average outstanding debt at December 31, 2005.

(e)	Variable interest rate based on LIBOR. This debt may be extended at our option for up to two, one-year periods.
     At December 31, 2004, we had three interest rate swaps with an aggregate notional amount of $100 million, maturing in December 2007. The interest rate received on these interest rate swaps is 4.25% plus LIBOR and the interest rate paid is 7.80%.
     During 2005, we spent an aggregate of $112 million on capital expenditures at our consolidated hotels and $15 million at our unconsolidated hotels.

Contractual Obligations
     We have obligations and commitments to make certain future payments under debt agreements and various contracts. The following schedule details these obligations at December 31, 2005 (in thousands):

		Less Than	1 - 3	4 - 5	After
	Total	1 Year	Years	Years	5 Years
Debt (a)	$2,182,431	$468,202	$390,626	$609,507	$714,096
Operating leases	173,636	34,996	25,538	21,000	92,102
Purchase obligations	130,299	130,299	—	—	—
IHG special capital plans(b)	50,568	—	50,568	—	—

Total contractual obligations	$2,536,934	$633,497	$466,732	$630,507	$806,198

(a)	Our long-term debt consists of both secured and unsecured debt and includes both principal and interest. Interest expense for variable rate debt was calculated using the interest rate at December 31, 2005.

(b)	As a part of the amendment to the IHG management agreements, we have agreed to spend, by June 30, 2007, approximately $51 million with regard to special capital plans on 11 hotels. We are to agree upon special capital plans to be completed by July 2008 with regard to four hotels and January 2011 with regard to two hotels.
Off-Balance Sheet Arrangements
     At December 31, 2005, we had unconsolidated 50% investments in ventures that own an aggregate of 19 hotels (referred to as hotel joint ventures), and we had unconsolidated 50% investments in ventures that operate four of those 19 hotels (referred to as operating joint ventures). We own 100% of the lessees operating two hotels owned by the hotel joint ventures, 51% of the lessees operating 12 hotels owned by the hotel joint ventures and one hotel joint venture is operated without a lease. We also owned a 50% interest in entities that provide condominium management services and develop condominiums in Myrtle Beach, South Carolina. None of FelCor's directors, officers or employees owns any interest in any of these joint ventures or entities. The hotel joint ventures had $204 million of non-recourse mortgage debt relating to the 19 hotels. This debt is not reflected as a liability on our consolidated balance sheet.
     Our liability with regard to non-recourse debt and the liability of our subsidiaries that are members or partners in joint ventures are generally limited to the guarantee of the borrowing entity’s obligations to pay for the lender’s losses caused by misconduct, fraud or misappropriation of funds by the venture and other typical exceptions from the non-recourse provisions in the mortgages, such as for environmental liabilities.
     We have recorded equity in income (loss) of unconsolidated entities of $10 million; $17 million, including a gain of $11 million related to the development and sale of condominiums; and $2 million for the years ended December 31, 2005, 2004 and 2003, respectively, and received distributions of $8 million (of which $1 million was provided from operations) $23 million (of which $12 million was provided by operations) and $9 million for the years 2005, 2004 and 2003, respectively. The principal source of income for our hotel joint ventures is percentage lease revenue from the operating lessees. We own 51% of the operating lessees for 12 of the hotel joint ventures and 100% of the operating lessee for one of the hotel joint ventures. The 100% owned operating lessee incurred aggregate net losses, which were included in our consolidated statements of operations, of $2 million during the past three years.
     Capital expenditures on the hotels owned by our hotel joint ventures are generally paid from their capital reserve account, which is funded from the income from operations of these ventures. However, if a venture has insufficient cash flow to meet operating expenses or make necessary capital improvements, the venture may make a capital call upon the venture members or partners to fund such necessary improvements. It is possible that, in the event of a capital call, the other joint venture member or partner may be unwilling or unable to make the necessary capital contributions. Under such circumstances, we may elect to make the other party’s contribution as a loan to the venture or as an additional capital contribution by us. Under certain circumstances, a capital contribution by us may increase our equity investment to greater than 50% and may require that we consolidate the venture, including all of its assets and liabilities, into our consolidated financial statements.

     With respect to those ventures that are partnerships, any of our subsidiaries that serve as a general partner will be liable for all of the recourse obligations of the venture, to the extent that the venture does not have sufficient assets or insurance to satisfy the obligations. In addition, the hotels owned by these ventures could perform below expectations and result in the insolvency of the ventures and the acceleration of their debts, unless the members or partners provide additional capital. In some ventures, the members or partners may be required to make additional capital contributions or have their interest in the venture be reduced or offset for the benefit of any party making the required investment on their behalf. We may be faced with the choice of losing our investment in a venture or investing additional capital under circumstances that do not assure a return on that investment.
Inflation
     Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, require us to reduce room rates in the near term and may limit our ability to raise room rates in the future. We are also subject to the risk that inflation will cause increases in hotel operating expenses disproportionately to revenues.
Seasonality
     The lodging business is seasonal in nature. Generally, hotel revenues are greater in the second and third calendar quarters than in the first and fourth calendar quarters, although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at our hotels can be expected to cause quarterly fluctuations in our revenues. Quarterly earnings also may be adversely affected by events beyond our control, such as extreme weather conditions, economic factors and other considerations affecting travel. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenues, we may utilize cash on hand or borrowings to satisfy our obligations or make distributions to our equity holders.
Critical Accounting Policies and Estimates
     Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.
     On an on-going basis, we evaluate our estimates, including those related to bad debts, the carrying value of investments in hotels, litigation, and other contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     We believe the following critical accounting policies affect the most significant judgments and estimates used in the preparation of our consolidated financial statements.
•	We are required by GAAP to record an impairment charge when we believe that an investment in one or more of our hotels has been impaired, such that future undiscounted cash flows would not recover the book basis, or net book value, of the investment. We test for impairment when certain events occur, including one or more of the following: projected cash flows are significantly less than recent historical cash flows; significant changes in legal factors or actions by a regulator that could affect the value of our hotels; events that could cause changes or uncertainty in travel patterns; and a current expectation that, more likely than not, a hotel will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. In 2005 we identified 28 hotels, in 2004 we identified two hotels, in 2003 we identified 18 hotels and in 2002 we identified 33 hotels, that we expect to sell. The shorter probable holding periods related to our decision to sell these hotels was the primary factor that led to impairment charges on these hotels. As we sell these hotels, we may recognize additional losses or gains on sale. In the evaluation of impairment of our hotel assets, and in establishing the impairment charge, we made many assumptions and estimates on a hotel by hotel basis, which included the following:
•	Annual cash flow growth rates for revenues and expenses;

•	Holding periods;

•	Expected remaining useful lives of assets;

•	Estimates in fair values taking into consideration future cash flows, capitalization rates, discount rates and comparable selling prices; and

•	Future capital expenditures.
Changes in these estimates, future adverse changes in market conditions or poor operating results of underlying hotels could result in losses or an inability to recover the carrying value of the hotels that may not be reflected in the hotel’s current carrying value, thereby requiring additional impairment charges in the future.

•	We make estimates with respect to contingent liabilities for losses covered by insurance in accordance with Financial Accounting Standard 5, Accounting for Contingencies. We record liabilities for self insured losses under our insurance programs when it becomes probable that an asset has been impaired or a liability has been incurred at the date of our financial statements and the amount of the loss can be reasonably estimated. In 2002, we initially became self-insured for the first $250,000, per occurrence, of our general liability claims with regard to 68 of our hotels. At December 31, 2005, we had 71 of our hotels participating in this program. We review the adequacy of our reserves for our self-insured claims on a regular basis. Our reserves are intended to cover the estimated ultimate uninsured liability for losses with respect to reported and unreported claims incurred as of the end of each accounting period. These reserves represent estimates at a given accounting date, generally utilizing projections based on claims, historical settlement of claims and estimates of future costs to settle claims. Estimates are also required since there may be reporting lags between the occurrence of the insured event and the time it is actually reported. Because establishment of insurance reserves is an inherently uncertain process involving estimates, currently established reserves may not be sufficient. If our insurance reserves of $6 million, at December 31, 2005, for general liability losses are insufficient, we will record an additional expense in future periods. Property and catastrophic losses are event-driven losses and, as such, until a loss occurs and the amount of loss can be reasonably estimated, no liability is recorded. We had recorded no contingent liabilities with regard to property or catastrophic losses at December 31, 2005.

•	SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” establishes accounting and reporting standards for derivative instruments. In accordance with these pronouncements, all of our interest rate swap agreements outstanding at December 31, 2005, were designated as cash flow hedges because they are hedging our exposure to the changes in interest payments on our floating rate debt. These instruments are adjusted to our estimate of their fair market value through accumulated other comprehensive income within partners’ capital. We estimate the fair value of our interest rate swaps and fixed rate debt through the use of a third party valuation. We may use other methods and assumptions to validate the fair market value. At December 31, 2005, our estimate of the fair market value of the interest rate swaps was approximately $2 million and represents the amount that we estimate we would currently receive upon termination of these instruments, based on current market rates and reasonable assumptions about relevant future market conditions.
•	Our Taxable REIT Subsidiaries, or TRSs, have cumulative potential future tax deductions totaling $419 million. The net deferred income tax asset associated with these potential future tax deductions was $173 million. We have recorded a valuation allowance of $133 million deferred tax asset related to our TRSs, because of the uncertainty of realizing the benefit of the deferred tax asset. SFAS 109, “Accounting for Income Taxes,” establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. In accordance with SFAS 109, we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In the event we were to determine that we would be able to realize all or a portion of our deferred tax assets in the future, an adjustment to the deferred tax asset would increase operating income in the period such determination was made.
Recent Accounting Announcements
     In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123(R) supersedes Accounting Principals Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective in the first annual reporting period beginning after June 15, 2005. We expect FelCor to adopt this standard under the modified prospective application. We do not expect adoption of this standard to have a material effect on us.
     In March 2005, the FASB issued Interpretation No. 47, or FIN 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.” FIN 47 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and through the normal operation of the asset. This interpretation is effective no later than the end of fiscal years ending after December 31, 2005. Adoption did not have a material effect on our consolidated financial statements.
Disclosure Regarding Forward Looking Statements
     This current report on Form 8-K and the documents incorporated by reference in this current report on Form 8-K include forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks”, or other variations of these terms (including their use in the negative), or by discussions of strategies, plans or intentions. A number of factors could cause actual results to differ materially from those anticipated by these forward-looking statements. Among these factors are:
•	general economic and lodging industry conditions, including the anticipated continuation of the current recovery in the economy, the realization of anticipated job growth, the impact of the United States’ military involvement in the Middle East and elsewhere, future acts of terrorism, the threat or outbreak of a pandemic disease affecting the travel industry, the impact on the travel industry of high fuel costs and increased security precautions, and the impact that the bankruptcy of additional major air carriers may have on our revenues and receivables;

•	our overall debt levels and our ability to obtain new financing and service debt;

•	our inability to retain earnings;

•	our liquidity and capital expenditures;

•	our growth strategy and acquisition activities;

•	our inability to sell the hotels being marketed for sale at anticipated prices; and

•	competitive conditions in the lodging industry.
     Certain of these risks and uncertainties are described in greater detail under “Risk Factors” in Item 1A above, or in our other filings with the Securities and Exchange Commission.

     In addition, these forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Accordingly, while we believe that the plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. The forward-looking statements included in this report, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the risk factors and cautionary statements discussed in our filings under the Securities Act of 1933 and the Securities Exchange Act of 1934. We undertake no obligation to update any forward-looking statements to reflect future events or circumstances.
     The prospective financial information, related to hotel sale proceeds and guidance, included in this current report Form 8-K has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this current report Form 8-K relates to our historical financial information. It does not extend to the prospective financial information and should not be read to do so.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
     At December 31, 2005, approximately 70% of our consolidated debt had fixed interest rates. In some cases, market rates of interest are below the rates we are obligated to pay on our fixed-rate debt.
     The following tables provide information about our financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. For debt obligations, the tables present scheduled maturities and weighted average interest rates, by maturity dates. For interest rate swaps, the tables present the notional amount and weighted average interest rate, by contractual maturity date. The fair value of our fixed rate debt indicates the estimated principal amount of debt having the same debt service requirements that could have been borrowed at the date presented, at then current market interest rates. The fair value of our fixed to variable interest rate swaps indicates the estimated amount that would have been received or paid by us had the swaps been terminated at the date presented.
Expected Maturity Date
at December 31, 2005
(dollars in thousands)

								Fair
	2006	2007	2008	2009	2010	Thereafter	Total	Value
Liabilities
Fixed rate:
Debt	$13,726	$149,737	$15,695	$176,560	$281,843	$382,727	$1,020,288	$987,451
Average interest rate	7.95%	7.68%	7.96%	7.37%	8.70%	8.47%	8.21%
Floating rate:
Debt	342,913	—	24,411	—	—	190,650	557,974	557,974
Average interest rate(a)	6.09%	—	6.66%	—	—	8.82%	7.05%
Interest rate swaps (floating to fixed)(b)
Notional amount	—	—	—	—	—	100,000	100,000	102,222
Pay rate	—	—	—	—	—	7.80%	7.80%
Receive rate	—	—	—	—	—	—	—
Total debt	$356,639	$149,737	$40,106	$176,560	$281,843	$673,377	$1,678,262
Average interest rate	6.16%	7.68%	7.17%	7.37%	8.70%	8.47%	7.80%
Net discount							(2,982)
Total debt							$1,675,280

(a)	The average floating rate of interest represents the implied forward rates in the yield curve at December 31, 2005.

(b)	The interest rate swaps in effect during 2005 increased our interest expense by a net $0.3 million during 2005. The interest rate swaps in effect at December 31, 2005, mature in 2007 but are matched with debt maturing in 2011.

Expected Maturity Date
at December 31, 2004
(dollars in thousands)

								Fair
	2005	2006	2007	2008	2009	Thereafter	Total	Value
Liabilities
Fixed rate:
Debt	$26,927	$18,025	$261,783	$16,977	$202,231	$708,478	$1,234,421	$1,235,442
Average interest rate	7.54%	7.78%	7.46%	7.93%	7.40%	8.50%	8.06%
Floating rate:
Debt	5,392	143,018	2,015	17,618	78,537	190,650	437,230	437,230
Average interest rate(a)	4.50%	4.62%	4.20%	4.77%	4.24%	6.86%	5.53%
Interest rate swaps (floating to fixed)(b)
Notional amount	—	—	—	—	—	100,000	100,000	100,067
Pay rate	—	—	—	—	—	7.80%
Receive rate	—	—	—	—	—	6.87%
Total debt	$32,319	$161,043	$263,798	$34,595	$280,768	$999,128	1,771,651
Average interest rate	7.04%	4.98%	7.44%	6.32%	6.51%	8.53%	7.41%
Net discount							(4,529)
Total debt							$1,767,122

(a)	The average floating rate of interest represents the implied forward rates in the yield curve at December 31, 2004.

(b)	The interest rate swaps in effect during 2004 decreased our interest expense by a net $4 million during 2004. The interest rate swaps in effect at December 31, 2004, mature in 2007 but are matched with debt maturing in 2011.
     Swap contracts, such as described above, contain a credit risk, in that the counterparties may be unable to fulfill the terms of the agreement. We minimize that risk by evaluating the creditworthiness of our counterparties, who are limited to major banks and financial institutions, and we do not anticipate nonperformance by the counterparties. The Standard & Poor’s credit ratings for each of the financial institutions that are counterparties to the interest rate swap agreements are AA-.
Item 8. Financial Statements and Supplementary Data
     Included herein beginning at page F-1.

FELCOR LODGING LIMITED PARTNERSHIP
INDEX TO FINANCIAL STATEMENTS
PART I — FINANCIAL INFORMATION

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of FelCor Lodging Trust Incorporated:
We have completed integrated audits of FelCor Lodging Limited Partnership’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedule
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of FelCor Lodging Limited Partnership and its subsidiaries, or the Company, at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing in Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
Dallas, Texas
     March 14, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 24, as to which date is October 17, 2006.

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004
(in thousands)

	2005	2004
ASSETS

Investment in hotels, net of accumulated depreciation of $1,019,123 in 2005 and $948,631 in 2004	$2,587,379	$2,955,766
Investment in unconsolidated entities	109,262	110,843
Hotels held for sale	—	255
Cash and cash equivalents	94,564	119,310
Restricted cash	18,298	34,736
Accounts receivable, net of allowance for doubtful accounts of $2,203 in 2005 and $905 in 2004	54,815	51,845
Deferred expenses, net of accumulated amortization of $12,150 in 2005 and $14,935 in 2004	12,423	18,804
Condominium development project	13,051	1,613
Other assets	29,301	24,486

Total assets	$2,919,093	$3,317,658

LIABILITIES AND PARTNERS’ CAPITAL

Debt, net of discount of $2,982 in 2005 and $4,529 in 2004	$1,675,280	$1,767,122
Distributions payable	8,596	8,867
Accrued expenses and other liabilities	138,017	124,922

Total liabilities	1,821,893	1,900,911

Commitments and contingencies

Minority interest in other partnerships	40,014	46,765

Redeemable units at redemption value, 2,763 and 2,788 units issued and outstanding at December 31, 2005 and 2004, respectively	47,543	40,846

Partners’ capital:
Preferred units, $.01 par value, 20,000 shares authorized:
Series A Cumulative Convertible Preferred Units, 12,880 units, issued and outstanding at December 31, 2005 and December 31, 2004	309,362	309,362
Series B Cumulative Redeemable Preferred Units, 68 units, issued and outstanding at December 31, 2004	—	169,395
Series C Cumulative Redeemable Preferred Units, 68 units, issued and outstanding at December 31, 2005	169,412	—
Common units, 60,210 and 59,845 units issued and outstanding at December 31, 2005 and 2004, respectively	511,267	834,599
Accumulated other comprehensive income	19,602	15,780

Total partners’ capital	1,009,643	1,329,136

Total liabilities and partners’ capital	$2,919,093	$3,317,658

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2005, 2004 and 2003
(in thousands, except per unit data)

	2005	2004	2003
Revenues:
Hotel operating revenue	$1,086,564	$1,001,862	$943,637
Retail space rental and other revenue	2,049	2,721	1,022

Total revenues	1,088,613	1,004,583	944,659

Expenses:
Hotel departmental expenses	370,526	355,000	326,122
Other property operating costs	311,894	286,236	268,666
Management and franchise fees	54,921	51,592	49,976
Taxes, insurance and lease expense	116,417	103,564	106,381
Abandoned projects	265	—	—
Corporate expenses	19,025	17,035	14,233
Impairment loss	190,920	—	9,352
Depreciation	106,189	99,129	100,407

Total operating expenses	1,170,157	912,556	875,137

Operating income (loss)	(81,544)	92,027	69,522
Interest expense, net	(129,068)	(144,577)	(162,066)
Hurricane loss	(6,481)	(2,125)	—
Charge-off of deferred financing costs	(2,253)	(6,960)	(2,834)
Loss on early extinguishment of debt	(11,224)	(44,216)	—
Gain on swap termination	—	1,005	—

Loss before equity in income of unconsolidated entities, minority interests and gain on sale of assets	(230,570)	(104,846)	(95,378)
Equity in income from unconsolidated entities	10,169	17,121	2,370
Gain on sale of assets	469	1,167	106
Minority interests	8,822	(324)	(394)

Loss from continuing operations	(211,110)	(86,882)	(93,296)
Discontinued operations	(54,182)	(19,926)	(234,625)

Net loss	(265,292)	(106,808)	(327,921)
Preferred distributions	(39,408)	(35,130)	(26,908)
Issuance costs of redeemed preferred units	(6,522)	—	—

Net loss applicable to common unitholders	$(311,222)	$(141,938)	$(354,829)

Loss per common unit data:
Basic and diluted:
Net loss from continuing operations	$(4.13)	$(1.97)	$(1.94)

Net loss	$(5.00)	$(2.29)	$(5.74)

Weighted average common units outstanding	62,214	61,984	61,845

Cash distributions declared on partnership units	$0.15	—	—
The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the years ended December 31, 2005, 2004 and 2003
(in thousands)

	2005	2004	2003
Net loss	$(265,292)	$(106,808)	$(327,921)
Unrealized holding gains from interest rate swaps	2,074	147	—
Foreign currency translation adjustment	1,748	6,155	9,577

Comprehensive loss	$(261,470)	$(100,506)	$(318,344)

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
For the years ended December 31, 2005, 2004, and 2003
(in thousands)

			Accumulated
			Other	Total
	Preferred	Partnership	Comprehensive	Partners’
	Units	Units	Income (Loss)	Capital
Balance at December 31, 2002	$318,907	$1,333,014	$(99)	$1,651,822
Foreign exchange translation	—	—	9,577	9,577
Contributions	—	2,210	—	2,210
Distributions	—	(26,908)	—	(26,908)
Allocation from redeemable units	—	4,022	—	4,022
Net loss	—	(327,921)	—	(327,921)

Balance at December 31, 2003	318,907	984,417	9,478	1,312,802
Foreign exchange translation	—	—	6,155	6,155
Unrealized gain on hedging translation	—	—	147	147
Issuance of Series A preferred units	159,850	(3,850)	—	156,000
Contributions	—	3,204	—	3,204
Distributions	—	(35,130)	—	(35,130)
Allocation to redeemable units	—	(7,234)	—	(7,234)
Net loss	—	(106,808)	—	(106,808)

Balance at December 31, 2004	478,757	834,599	15,780	1,329,136
Foreign exchange translation	—	—	1,748	1,748
Unrealized gain on hedging translation	—	—	2,074	2,074
Issuance of Series C preferred units	169,412	(5,492)	—	163,920
Retirement of Series B preferred units	(169,395)	—	—	(169,395)
Contributions	—	3,002	—	3,002
Distributions	—	(48,854)	—	(48,854)
Allocation to redeemable units	—	(6,696)	—	(6,696)
Net loss	—	(265,292)	—	(265,292)

Balance at December 31, 2005	$478,774	$511,267	$19,602	$1,009,643

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2005, 2004, and 2003
(in thousands)

	2005	2004	2003
Cash flows from operating activities:
Net loss	$(265,292)	$(106,808)	$(327,921)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	122,535	122,653	140,225
Gain on sale of assets	(12,522)	(20,589)	(2,660)
Amortization of deferred financing fees	3,399	4,161	4,996
Accretion (amortization) of debt	1,167	510	590
Allowance for doubtful accounts	1,298	199	309
Amortization of unearned officers’ and directors’ compensation	2,904	2,945	2,210
Equity in income from unconsolidated entities	(10,169)	(17,121)	(2,370)
Distributions of income from unconsolidated entities	1,062	11,932	2,212
Charge-off of deferred financing costs	2,659	6,960	2,834
Loss (gain) on early extinguishment of debt	8,641	44,216	(1,611)
Impairment loss on investment in hotels and hotels held for sale	266,751	38,289	245,509
Minority interests	(9,618)	(694)	(2,811)
Changes in assets and liabilities:
Accounts receivable	(7,476)	(2,412)	2,597
Restricted cash operations	(6,941)	(23,467)	2,826
Other assets	(4,887)	(424)	(7,043)
Accrued expenses and other liabilities	17,971	(27,069)	(6,978)

Net cash flow provided by operating activities	111,482	33,281	52,914

Cash flows provided by (used in) investing activities:
Acquisition of hotels	—	(27,759)	—
Improvements and additions to hotels	(111,664)	(95,599)	(64,045)
Additions to condominium project	(11,546)	—	—
Acquisition of joint venture	(1,197)	—	—
Cash from consolidation of venture	3,204	—	2,705
Proceeds from asset dispositions	73,502	152,686	104,131
Proceeds received from property damage insurance	3,131	—	—
Decrease (increase) in restricted cash-investing	10,804	8,155	(689)
Cash distributions from unconsolidated entities	6,578	10,899	6,636
Capital contributions to unconsolidated entities	(1,350)	—	—

Net cash flow provided by (used in) investing activities	(28,538)	48,382	48,738

Cash flows provided by (used in) financing activities:
Proceeds from borrowings	233,911	523,802	321,119
Net proceeds from sale of preferred units	164,147	158,990	—
Redemption of preferred units	(169,395)	—	—
Repayment of borrowings	(292,990)	(838,891)	(198,426)
Payment of debt issue costs	(659)	(5,517)	(6,656)
Decrease in restricted cash financing	4,401	—	—
Distributions paid to other partnerships’ minority interests	—	(4,000)	—
Contribution from minority interest holders	2,200	3,247	—
Distributions paid to preferred unitholders	(39,905)	(34,757)	(26,908)
Distributions paid to unitholders	(9,446)	—	(9,288)

Net cash flow provided by (used in) financing activities	(107,736)	(197,126)	79,841

Effect of exchange rate changes on cash	46	2,888	229
Net change in cash and cash equivalents	(24,746)	(112,575)	181,722
Cash and cash equivalents at beginning of periods	119,310	231,885	50,163

Cash and cash equivalents at end of periods	$94,564	$119,310	$231,885

Supplemental cash flow information — Interest paid	$132,091	$162,324	$160,407

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
     In 1994, FelCor Lodging Limited Partnership, or FelCor LP, was established with six hotels. Our sole general partner is FelCor Lodging Trust Incorporated, or FelCor, one of the nation’s largest lodging REITs based on total assets and number of hotels owned. At December 31, 2005, FelCor owned approximately 95% interest in our operations. We are the owner of the largest number of Embassy Suites Hotels ® and independently owned Doubletree®-branded hotels in North America. Our portfolio also includes 66 upscale all-suite hotels.
     At December 31, 2005, we had ownership interests in 130 hotels. We owned a 100% real estate interest in 101 hotels, a 90% or greater interest in entities owning seven hotels, a 75% interest in an entity owning one hotel, a 60% interest in an entity owning two hotels, and 50% interests in unconsolidated entities that own 19 hotels. We consolidated the operating revenues and expenses with regard to 125 of these hotels as a result of our ownership interests in the operating lessees of these hotels. At December 31, 2005, we owned 100% of the operating lessees with regard to 113 hotels and 51% of the operating lessees with regard to 12 hotels. The operating revenues and expenses of the remaining five hotels were unconsolidated, four hotels were operated by 50% owned lessees and one hotel, in which we had a 50% ownership interest, was operated without a lease.
     At December 31, 2005, we had 62,972,039 redeemable and common units of FelCor LP limited partnership interest outstanding.
     The following table reflects the distribution, by brand, of our 110 consolidated hotels included in continuing operations at December 31, 2005:

Brand	Hotels		Rooms
Embassy Suites Hotels	54		13,653
Doubletree® and Doubletree Guest Suites	7		1,471
Holiday Inn® — branded	29		9,846
Sheraton® and Sheraton Suites®	10		3,274
Other brands	10		3,234

Total hotels	110	(a)	31,478

(a)	This table has been updated to exclude the 12 hotels disposed of in the six months ended June 30, 2006 and the three hotels designated as held for sale at June 30, 2006.
     The hotels shown in the above table are located in the United States (108 hotels in 27 states) and Canada (two hotels), with concentrations in Texas (20 hotels), California (17 hotels), Florida (13 hotels) and Georgia (10 hotels). Approximately 54% of our hotel room revenues in continuing operations were generated from hotels in these four states during 2005.
     At December 31, 2005, of our 110 consolidated hotels included in continuing operations, (i) subsidiaries of Hilton Hotels Corporation, or Hilton, managed 63, (ii) subsidiaries of InterContinental Hotels Group, or IHG, managed 33 (iii) subsidiaries of Starwood Hotels & Resorts Worldwide, Inc., or Starwood, managed 11, and (iv) other independent management companies managed three.
     Certain reclassifications have been made to prior period financial information to conform to the current period’s presentation with no effect to previously reported net loss or partners’ capital.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. Summary of Significant Accounting Policies
     Principles of Consolidation — Our accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation. Investments in unconsolidated entities (consisting entirely of 50 percent owned ventures) are accounted for by the equity method.
     Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
     Investment in Hotels — Our hotels are stated at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings, 15 to 20 years for improvements and three to seven years for furniture, fixtures, and equipment.
     We periodically review the carrying value of each of our hotels to determine if circumstances exist indicating an impairment in the carrying value of the investment in the hotel or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, we prepare a projection of the undiscounted future cash flows over the shorter of the hotel’s estimated useful life or the expected hold period, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, we make an adjustment to reduce carrying value of the hotel to its then fair value. We use recent operating results and current market information to arrive at our estimates of fair value.
     Maintenance and repairs are expensed and major renewals and improvements are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from our accounts and the related gain or loss is included in operations.
     Acquisition of Hotels — Our hotel acquisitions consist almost exclusively of land, building, furniture, fixtures and equipment, and inventory. We allocate the purchase price among these asset classes based upon their respective values determined in accordance with Statement of Financial Accounting Standards, or SFAS, 141, “Business Combinations.” When we acquire properties, we acquire them for use. The only intangible assets typically acquired consist of miscellaneous operating agreements all of which are of short duration and at market rates. We do not generally acquire any significant in-place leases or other intangible assets (e.g., management agreements, franchise agreements or trademarks) when we acquire hotels. In conjunction with the acquisition of a hotel, we typically enter into new franchise and management agreements with the selected brand owner and manager.
     Investment in Unconsolidated Entities — We own a 50% interest in various real estate ventures in which the partners or members jointly make all material decisions concerning the business affairs and operations. Additionally, we also own a preferred equity interest in one of these real estate ventures. Because we do not control these entities, we carry our investment in unconsolidated entities at cost, plus our equity in net earnings or losses, less distributions received since the date of acquisition and any adjustment for impairment. Our equity in net earnings or losses is adjusted for the straight-line depreciation, over the lower of 40 years or the remaining life of the venture, of the difference between our cost and our proportionate share of the underlying net assets at the date of acquisition. We periodically review our investment in unconsolidated entities for other than temporary declines in market value. Any decline that is not expected to be recovered in the next 12 months is considered other than temporary and an impairment is recorded as a reduction in the carrying value of the investment. Estimated fair values are based on our projections of cash flows and market capitalization rates.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. Summary of Significant Accounting Policies — (continued)
     Hotels Held for Sale — We consider each individual hotel to be an identifiable component of our business. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we do not consider hotels as “held for sale” until it is probable that the sale will be completed within one year. Once a hotel is “held for sale” the operations related to the hotel are included in discontinued operations. We consider a hotel as “held for sale” once we have executed a contract for sale, allowed the buyer to complete their due diligence review, and received a substantial non-refundable deposit. Until a buyer has completed its due diligence review of the asset, necessary approvals have been received and substantive conditions to the buyer’s obligation to perform have been satisfied, we do not consider a sale to be probable.
     We do not depreciate hotel assets so long as they are classified as “held for sale.” Upon designation of a hotel as being “held for sale,” and quarterly thereafter, we review the carrying value of the hotel and, as appropriate, adjust its carrying value to the lesser of depreciated cost or fair value, less cost to sell, in accordance with SFAS 144. Any such adjustment in the carrying value of a hotel classified as “held for sale” is reflected in discontinued operations. We include in discontinued operations the operating results of those hotels that are classified as “held for sale” or that have been sold.
     Cash and Cash Equivalents — All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.
     We place cash deposits at major banks. Our bank account balances may exceed the Federal Depository Insurance Limits of $100,000; however, management believes the credit risk related to these deposits is minimal.
     Restricted Cash —Restricted cash includes reserves for capital expenditures, real estate taxes, and insurance, as well as cash collateral deposits for mortgage debt agreement provisions.
     Deferred Expenses — Deferred expenses, consisting primarily of loan costs, are recorded at cost. Amortization is computed using a method that approximates the interest method over the maturity of the related debt.
     Other Assets — Other assets consist primarily of hotel operating inventories, prepaid expenses and deposits.
     Revenue Recognition — Approximately 99.7% to 99.9% of our revenue is comprised of hotel operating revenues, such as room revenue, food and beverage revenue, and revenue from other hotel operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts and are recorded as a bad debt expense. The remaining 0.1% to 0.2% of our revenue is from retail space rental revenue and other sources.
     We do not have any time-share arrangements and do not sponsor any frequent guest programs for which we would have any contingent liability. We participate in frequent guest programs sponsored by the brand owners of our hotels and we expense the charges associated with those programs (typically consisting of a percentage of the total guest charges incurred by a participating guest), as incurred. When a guest redeems accumulated frequent guest points at one of our hotels, the hotel bills the sponsor for the services provided in redemption of such points and records revenue in the amount of the charges billed to the sponsor. Associated with the frequent guest programs, we have no loss contingencies or ongoing obligation beyond what is paid to the brand owner at the time of the guest’s stay.
     We and our equity method investees recognize revenue from the sale of condominium units using the completed contract method.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. Summary of Significant Accounting Policies — (continued)
     Foreign Currency Translation — Results of operations for our Canadian hotels are maintained in Canadian dollars and translated using the average exchange rates during the period. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. Resulting translation adjustments are reflected in accumulated other comprehensive income.
     Capitalized Cost — We capitalize interest and certain other costs, such as property taxes, land leases, and property insurance relating to hotels undergoing major renovations and redevelopments. Such costs capitalized in 2005, 2004, and 2003, were $5.8 million, $3.6 million and $2.0 million, respectively.
     Net Income (Loss) Per Common Unit — We compute basic earnings per unit by dividing net income (loss) available to common unitholders by the weighted average number of common units outstanding. We compute diluted earnings per unit by dividing net income (loss) available to common unitholders by the weighted average number of common units and equivalents outstanding. Common unit equivalents represent shares issuable upon exercise of FelCor’s stock options and FelCor’s unvested officers’ restricted stock grants.
     For all years presented, our Series A Cumulative Preferred Units, or Series A preferred units, if converted to common units, would be antidilutive; accordingly we do not assume conversion of the Series A preferred units in the computation of diluted earnings per unit. For all years presented, FelCor stock options granted are not included in the computation of diluted earnings per unit because the average market price of FelCor’s common stock during each respective year was less than the exercise price of the options.
     Stock Compensation — We apply Accounting Principles Board, or APB, Opinion 25 and related interpretations in accounting for FelCor’s stock based compensation plans for stock based compensation issued prior to January 1, 2003. In 1995, SFAS 123, “Accounting for Stock-Based Compensation,” was issued, which, if fully adopted by us, would have changed the methods we apply in recognizing the cost of the plans. As permitted under the transition provisions of SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” FelCor’s began recognizing compensation expense in accordance with SFAS 123 under the prospective method for all new awards issued after December 31, 2002. Had the compensation cost for FelCor’s stock-based compensation plans been determined in accordance with SFAS 123 prior to January 1, 2003, our net income or loss and net income or loss per common unit for the periods presented would approximate the pro forma amounts below (in thousands, except per unit data):

	2005	2004	2003
Loss from continuing operations, as reported	$(211,110)	$(86,882)	$(93,296)
Add stock based compensation included in the net loss, as reported	2,904	2,945	2,210
Less stock based compensation expense that would have been included in the determination of net loss if the fair value method had been applied to all awards	(2,914)	(3,001)	(2,355)

Loss from continuing operations, pro forma	$(211,120)	$(86,938)	$(93,441)

Basic and diluted net loss from continuing operations per common unit:
As reported	$(4.13)	$(1.97)	$(1.94)
Pro forma	$(4.13)	$(1.97)	$(1.94)
     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. Summary of Significant Accounting Policies — (continued)
     Derivatives — We record derivatives in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either partners’ capital or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and the nature of the hedging activity.
     Segment Information — SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, we have determined that our business is conducted in one operating segment.
     Distributions and Dividends — We resumed paying a common distribution with the fourth quarter 2005 payment of $0.15 per unit. Additionally, we have paid regular quarterly distributions on our preferred units in accordance with our preferred unit distribution requirements. In 2003, we announced that, as the result of declines in our portfolio’s average daily rate, which was attributed to the uncertain geopolitical environment and soft business climate, along with the risk of further margin deterioration, we suspended payment of regular common distributions.
     Minority Interests — Minority interests in consolidated subsidiaries represent the proportionate share of the equity in FelCor LP and other consolidated subsidiaries not owned by us. We allocate income and loss to minority interest based on the weighted average percentage ownership throughout the year.
     Income Taxes — We are a partnership under the Internal Revenue Code. As a partnership, generally our taxable income or loss, or tax credits, are passed through to our partners. However, we generally lease our hotels to wholly-owned taxable REIT subsidiaries, or TRSs, that are subject to federal and state income taxes. Through these lessees we record room revenue, food and beverage revenue and other revenue related to the operations of our hotels. We account for income taxes in accordance with the provisions of SFAS 109. Under SFAS 109, we account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
3. Investment in Hotels
     Investment in hotels at December 31, 2005 and 2004 consisted of the following (in thousands):

	2005	2004
Building and improvements	$2,710,465	$3,031,237
Furniture, fixtures and equipment	567,330	519,358
Land	294,074	316,364
Construction in progress	34,633	37,438

	3,606,502	3,904,397
Accumulated depreciation	(1,019,123)	(948,631)

	$2,587,379	$2,955,766

     In 2004, we acquired the 132 room Santa Monica Hotel in California for $27.8 million. We entered into a 14-year management agreement with IHG for the hotel. We utilized cash on hand to acquire this hotel.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. Investment in Hotels — (continued)
     Discussions of hotel dispositions are included in our Discontinued Operations footnote.
     We invested $112 million and $96 million in additions and improvements to our consolidated hotels during the years ended December 31, 2005 and 2004, respectively.
4. Impairment Charge
     Our hotels are comprised of operations and cash flows that can clearly be distinguished, operationally and for financial reporting purposes, from the remainder of our operations. Accordingly, we consider our hotels to be components as defined by SFAS 144 for purposes of determining impairment charges and reporting discontinued operations.
     When testing for recoverability we generally use historical and projected cash flows over the expected hold period. When determining fair value for purposes of determining impairment we use a combination of historical and projected cash flows and other available market information, such as recent sales prices for similar assets in specific markets. The estimated cash flows used to test for recoverability are undiscounted while the cash flows used for determining fair values are discounted using a reasonable capitalization rate, or as earlier noted based on the local market conditions using recent sales of similar assets.
     In 2005, we recorded impairment charges, under the provisions of SFAS 144, of $266.8 million ($190.9 million of which is included in continuing operations and the remainder is included in discontinued operations). The 2005 charges primarily related to our decision to designate as non-strategic and sell an additional 28 hotels, in connection with the negotiation of the amendment to our IHG management agreements. Under the management agreements entered into with IHG in 2001 and amended in 2004, we were obligated to reinvest the net proceeds from the sale of IHG-managed hotels in other IHG-managed hotels or pay substantial liquidated damages to IHG. This potential exposure to liquidated damages made it impractical to sell IHG-managed hotels. In January 2006, we executed an agreement modifying our management agreements covering our hotels managed by IHG. This agreement eliminates any potential liquidated damages or reinvestment requirement with respect to hotels previously sold, IHG-managed hotels now identified for sale and one Crowne Plaza hotel to be converted to another brand. We also recorded impairment charges with respect to 11 hotels previously designated as non-strategic principally because of revised estimates of fair value resulting from changes in the market and sales offers..
     In 2004, we recorded impairment charges, under the provisions of SFAS 144, of $38.3 million (which is included in discontinued operations). The 2004 charges are related to 17 hotels. With respect to one hotel, we entered into an option in the third quarter 2004 that would permit the option holder to purchase the hotel for substantially less than its carrying value. The remaining hotels either had revised estimates of fair value or reduced estimated holding periods.
     In 2003, we recorded impairment charges, under the provisions of SFAS 144, of $245.5 million ($9.4 million of which is included in continuing operations and the remainder is included in discontinued operations). The 2003 charges were primarily related to our decision to sell 11 IHG-managed hotels, following an amendment to the management agreements on these hotels, and our decision to sell an additional seven hotels. We tested certain of our previously impaired non-strategic hotels for recoverability during the fourth quarter of 2003 as the result of one or more of the following circumstances: continued operating losses; further declines in revenue, in excess of that in our core portfolio; further reductions in the estimated hold periods; and revised estimates of fair value. As a result, we recorded additional impairment charges on certain of the non-strategic hotels identified for sale in 2002.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4. Impairment Charge — (continued)
     The non-strategic hotels held for investment, which are included in our continuing operations, were tested for impairment as required by SFAS 144 using the undiscounted cash flows for the shorter of the estimated remaining holding periods or the useful life of the hotels. Those hotels that failed the impairment test described in SFAS 144 were written down to their then current estimated fair value, before any selling expenses. These hotels continue to be depreciated over their remaining useful lives.
     We may be subject to additional impairment charges in the event that operating results of individual hotels are materially different from our forecasts, the economy and lodging industry weaken, or if we shorten our contemplated holding period for certain of our hotels.
5. Discontinued Operations
     The results of operations of the 12 hotels sold through June 30, 2006, and three hotels considered held for sale at June 30, 2006, which were not classified as held for sale at December 31, 2005, 19 hotels disposed of in 2005, 18 hotels disposed of in 2004 and 16 hotels disposed of in 2003, are presented in discontinued operations for the periods presented.
     Results of operations for the 68 hotels included in discontinued operations are as follows:

	Year Ended December 31,
	2005	2004	2003
Hotel operating revenue	$169,534	$256,298	$313,411
Operating expenses	(158,815)	(247,042)	(314,254)
Impairment	(75,831)	(38,289)	(236,157)
Asset disposition costs	(1,300)	(4,900)	—

Operating loss	(66,412)	(33,933)	(237,000)
Direct interest costs, net	(2,803)	(5,034)	(3,745)
Charge-off of deferred financing costs	(406)	—
Gain on the early extinguishment of debt	2,583	—	1,611
Gain on disposition	12,053	19,422	2,554
Minority interest	803	(381)	1,953

Income (loss) from discontinued operations	$(54,182)	$(19,926)	$(234,625)

     In 2006, we sold eight hotels in the first quarter and four hotels in the second quarter for aggregate gross proceeds of $240.8 million.
     In 2005, we sold 11 hotels for gross proceeds of $79.2 million. Additionally, in 2005 we relinquished title to the non-recourse mortgage holder of eight limited service hotels, owned by a consolidated joint venture, in exchange for the extinguishment of $49.2 million of debt. Associated with these eight hotels we recorded $1.3 million of asset disposition costs and $3.3 million gain on early extinguishment of debt.
     In 2004, we sold 17 hotels for gross proceeds of $157.0 million. We also transferred our interest in a hotel that we leased to the lessor in 2004. In conjunction with the termination of this lease we paid the lessor $5 million, which was recorded as asset disposition costs.
     In 2003, we sold 14 hotels for gross proceeds of $123.1 million. We also relinquished title to the non-recourse mortgage holder of two low-rise hotels in exchange for the extinguishment of $9.7 million of debt. Associated with these two hotels we recorded $0.3 million gain on early extinguishment of debt.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6.	Investment in Unconsolidated Entities
     We owned 50% interests in joint venture entities that owned 19 hotels at December 31, 2005 and 20 hotels at December 31, 2004. We also owned a 50% interest in entities that own real estate in Myrtle Beach, South Carolina, provide condominium management services, and lease four hotels. We account for our investments in these unconsolidated entities under the equity method. We do not have any majority-owned subsidiaries that are not consolidated in our financial statements. We make adjustments to our equity in income from unconsolidated entities related to the difference between our basis in investment in unconsolidated entities compared to the historical basis of the assets recorded by the joint ventures.
     Summarized combined financial information for 100% of these unconsolidated entities is as follows (in thousands):

	December 31,
	2005	2004
Balance sheet information:
Investment in hotels, net of accumulated depreciation	$259,645	$282,028
Total assets	$287,375	$313,104
Debt	$203,880	$218,292
Total liabilities	$203,484	$237,597
Equity	$83,891	$75,507
     Debt of our unconsolidated entities at December 31, 2005, consisted of $203.9 million of non-recourse mortgage debt.
     Summarized combined statement of operations information for 100% of our unconsolidated entities is as follows (in thousands):

	2005	2004	2003
Total revenues	$75,396	$67,902	$75,456
Net income	$21,801	$33,746(a)	$9,438

Net income attributable to FelCor	$11,348	$18,483	$4,459
Preferred return	516	516	514
Depreciation of cost in excess of book value	(1,695)	(1,878)	(2,603)

Equity in income from unconsolidated entities	$10,169	$17,121	$2,370

(a)	Includes $17.5 million from the gain on the sale of residential condominium development in Myrtle Beach, South Carolina, which was realized in 2004. Our share of the gain was $8.8 million. We also recorded additional gains of $1.9 million in our equity in income from unconsolidated entities to reflect the differences between our historical basis in the assets sold and the basis recorded by the condominium joint venture.
     A summary of the components of our investment in unconsolidated entities as of December 31, 2005 and 2004 are as follows (in thousands):

	2005	2004
Hotel investments	$43,117	$38,497
Cost in excess of book value of hotel investments	63,098	68,924
Land and condominium investments	4,270	4,124
Hotel lessee investments	(1,223)	(702)

	$109,262	$110,843

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6.	Investment in Unconsolidated Entities — (continued)
     A summary of the components of our equity in income of unconsolidated entities for the years ended December 31, 2005, 2004, and 2003, are as follows (in thousands):

	2005	2004	2003
Hotel investments	$10,691	$17,673	$2,981
Hotel lessee operations	(522)	(552)	(611)

	$10,169	$17,121	$2,370

     In 2005, we acquired, for $1.2 million, an additional 25% interest in a joint venture owning a single hotel, bringing our interest in this previously unconsolidated venture to 75%. This venture has been included in our consolidated financial statements at December 31, 2005 from the date of acquisition of the remaining interest.
7.	Debt
     Debt at December 31, 2005 and 2004 consisted of the following (in thousands):

					Balance Outstanding
	Encumbered	Interest Rate at		Maturity	December 31,
	Hotels	December 31, 2005		Date	2005	2004
Promissory note	none	6.31	(a)	June 2016	$650	$650
Senior unsecured term notes	none	7.63		Oct. 2007	123,358	122,426
Senior unsecured term notes	none	9.00		June 2011	298,660	298,409
Term loan(b)	none	5.81		Oct. 2006	225,000	—
Senior unsecured term notes	none	8.48	(c)	June 2011	290,000	290,000

Total unsecured debt(d)		7.89			937,668	711,485

Mortgage debt	9 hotels	6.52		July 2009—2014	104,282	192,363
Mortgage debt	8 hotels	6.63	(e)	May 2006	117,913	144,669
Mortgage debt	—	—		—	—	127,316
Mortgage debt	7 hotels	7.32		April 2009	127,455	130,458
Mortgage debt	4 hotels	7.55		June 2009	41,912	67,959
Mortgage debt	8 hotels	8.70		May 2010	172,604	175,504
Mortgage debt	7 hotels	8.73		May 2010	133,374	135,690
Mortgage debt	1 hotel	6.77	(a)	August 2008	15,500	15,500
Mortgage debt	—	—		—	—	10,521
Mortgage debt	1 hotel	7.91		Dec. 2007	10,457	—
Mortgage debt	—	—		—	—	49,476
Other	1 hotel	9.17		August 2011	5,204	6,181
Construction loan	—	6.47		Oct. 2007	8,911	—

Total secured debt(d)	46 hotels	7.69			737,612	1,055,637

Total(d)		7.80%			$1,675,280	$1,767,122

(a)	Variable interest rate based on LIBOR. The six month LIBOR was 4.58% at December 31, 2005.

(b)	This term loan was repaid in January 2006.

(c)	Variable interest rate based on LIBOR. $100 million of these notes were matched with interest rate swap agreements that effectively converted the variable interest rate to a fixed rate.

(d)	Interest rates are calculated based on the weighted average outstanding debt at December 31, 2005.

(e)	Variable interest rate based on LIBOR. This debt may be extended at our option for up to two, one-year periods.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7.	Debt — (continued)
     We reported interest expense net of interest income of $4.1 million, $2.8 million and $2.3 million for the years ended December 31, 2005, 2004 and 2003, respectively. We capitalized interest of $1.9 million, $1.5 million and $0.6 million, for the years ended December 31, 2005, 2004 and 2003, respectively.
     In the fourth quarter of 2005, we retired $258 million of secured debt related to 25 hotels and entered into a $225 million unsecured term loan. In connection with the early retirement of $258 million of secured debt we recorded $15 million expense in the fourth quarter of 2005. The $225 million term loan was subsequently retired in January 2006 with proceeds from hotel sales, cash on hand and $45 million drawn on our $125 million line of credit, which was established in January 2006. This line of credit has certain restrictive financial covenants, including a leverage ratio, fixed charge coverage ratio, unencumbered leverage ratio and a maximum payout ratio. Associated with the early retirement of the $225 million term loan in January 2006, we will record $0.7 million write-off of loan costs in the first quarter of 2006.
     On June 9, 2004, we redeemed all $175 million in principal amount of our outstanding 7.375% Senior Notes due 2004. The redemption price was $1,018 per $1,000 of the principal amount, plus accrued interest. With the retirement of this debt, we recorded a loss on redemption of $3.2 million and wrote off $0.3 million of debt issue costs. We also recorded a $1 million gain on the unwinding of the interest rate swaps tied to this debt.
     During 2004, we purchased all $600 million of our 9.5% Senior Notes due 2008 (which bore interest at 10% as a result of the 2003 downgrade of the credit ratings on our senior notes) through tender offers, redemptions and by purchases in the open market, at an average price of $1,063.55 per $1,000 in principal amount. With the retirement of this debt, we recorded a loss on early extinguishment of debt of $41 million of which $38.2 million related to the premium paid in excess of par and $2.8 million related to the charge off of unamortized discount. We also wrote off debt issue costs of $6.5 million.
     In 2004, we also elected to terminate our line of credit and wrote off debt issue costs of $0.2 million. We charged off $2.8 million and $3.2 million of unamortized deferred costs as a result of a reduction of the line of credit commitments in 2003 and 2002, respectively.
     In June 2003, we entered into a new secured delayed draw facility with JPMorgan Chase Bank for up to $200 million. In 2004, we borrowed $194 million under this facility (collateralized by 15 hotels). The amount drawn under the facility was converted into: (i) $107 million of nine separate fixed rate CMBS loans secured by nine hotels with a weighted average interest rate of 6.5% and with maturity dates ranging from 2009 to 2014, and (ii) $87 million under a cross-collateralized floating rate CMBS loan secured by six hotels with an interest rate of LIBOR plus 2.11% and with a maturity date of 2009, including extension options which are subject to our satisfaction of certain conditions. On July 28, 2004, we cancelled the unused balance of this $200 million facility.
     In December 2004, we closed on $40 million second mortgage financing with regard to seven of our hotels. The second mortgage loan has a fixed interest rate of 6.82% and contains the same terms and conditions as the first mortgage, including the maturity date of March 2009.
     At December 31, 2005, we had aggregate mortgage indebtedness of $738 million that was secured by 46 of our consolidated hotels with an aggregate book value of $1.2 billion and our Royale Palms condominium development. Substantially all of this debt is recourse solely to the specific assets securing the debt, except in the case of fraud, misapplication of funds and other customary recourse provisions. Loans secured by 10 hotels provide for lock-box arrangements.
     With respect to loans secured by 10 hotels, the owner is permitted to retain 115% of budgeted hotel operating expenses before the remaining revenues would become subject to a similar lock-box arrangement if a specified debt service coverage ratio was not met. The mortgage loans secured by eight of these 10 hotels also

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7.	Debt — (continued)
provide that, so long as the debt service coverage ratios remain below a second, even lower minimum level, the lender may retain any excess cash (after deduction for the 115% of budgeted operating expenses, debt service, tax, insurance and other reserve requirements) and, if the debt service coverage ratio remains below this lower minimum level for 12 consecutive months, apply any accumulated excess cash to the prepayment of the principal amount of the debt. If the debt service coverage ratio exceeds the lower minimum level for three consecutive months, any then accumulated excess cash will be returned to the owner. Eight of these 10 hotels, which accounted for 6% of our total revenues in 2005, are currently below the applicable debt service coverage ratio and are subject to the lock-box provisions. None of the hotels are currently below the second, even lower minimum debt service coverage ratio that would permit the lender to retain excess cash after deduction for the 115% of budgeted operating expenses, debt service, tax, insurance and other reserve requirements.
     Our publicly-traded senior unsecured notes require that we satisfy total leverage, secured leverage and an interest coverage tests in order to: incur additional indebtedness except to refinance maturing debt with replacement debt, as defined under our indentures; pay distributions in excess of the minimum dividend required to meet FelCor’s REIT qualification test; repurchase partnership units; or merge. As of the date of this filing, we have satisfied all such tests. Under the terms of certain of our indentures, we are prohibited from repurchasing any of our partnership units, whether common or preferred, subject to certain exceptions, so long as our debt-to-EBITDA ratio, as defined in the indentures, exceeds 4.85 to 1. Debt, as defined in the indentures, approximates our consolidated debt. EBITDA is defined in the indentures as consolidated GAAP net income, adjusted for minority interest in FelCor LP, actual cash distributions by unconsolidated entities, gains or losses from asset sales, distributions on preferred units and extraordinary gains and losses (as defined at the date of the indentures), plus interest expense, income taxes, depreciation expense, amortization expense and other non-cash items. Although our current debt-to-EDITDA ratio is below 4.85 to 1, a decline in our EBITDA, as a result of asset sales or adverse economic developments, or an increase in our debt, could make us subject to this limitation.
     If actual operating results fall significantly below our current expectations, as reflected in our current public guidance, or if interest rates increase substantially above expected levels, we may be unable to continue to satisfy the incurrence test under the indentures governing our senior unsecured notes. In such an event, we may be prohibited from, among other things, incurring any additional indebtedness, except under certain specific exceptions, or paying distributions on our preferred or common units, except to the extent necessary to satisfy FelCor’s REIT qualification requirement that it distribute currently at least 90% of its taxable income.
     Future scheduled principal payments on debt obligations at December 31, 2005, are as follows (in thousands):

Year
2006(a)	$356,639
2007	149,737
2008	40,106
2009	176,560
2010	281,843
2011 and thereafter	673,377

1,678,262
Discount accretion over term	(2,982)

$1,675,280

(a)	Includes a $225 million term note that was repaid in January 2006 and a $118 million non-recourse mortgage loan maturing in 2006, that may be extended at our option for up to two, one-year periods, subject to certain contingencies.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8.	Derivatives
     On the date we enter into a derivative contract, we designate the derivative as a hedge to the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), or the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge). For a fair value hedge, the gain or loss is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value. For a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. At December 31, 2005, all of our outstanding hedges were cash flow hedges.
     We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy, relating to our various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or specific firm commitments. We also formally assess (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows or fair values of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When we determine that a derivative is not (or has ceased to be) highly effective as a hedge, we will discontinue hedge accounting, prospectively.
     In the normal course of business, we are exposed to the effect of interest rate changes. We limit these risks by following established risk management policies and procedures including the use of derivatives. It is our objective to use interest rate hedges to manage our fixed and floating interest rate position and not to engage in speculation on interest rates. We manage interest rate risk based on the varying circumstances of anticipated borrowings, and existing floating and fixed rate debt. We will generally seek to pursue interest rate risk mitigation strategies that will result in the least amount of reported earnings volatility under generally accepted accounting principles, while still meeting strategic economic objectives and maintaining adequate liquidity and flexibility. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract.
     In June 2004, we unwound six interest rate swap agreements, designated as fair value hedges, with an aggregate notional amount of $175 million that were matched with the $175 million in senior unsecured notes due 2004 that we redeemed. A $1 million gain was recorded, offsetting the loss on the redemption of the debt. Also during June 2004, five additional swaps with an aggregate amount of $125 million that were matched to the $125 million senior unsecured notes due 2007 were unwound at a cost of $2.3 million. The $2.3 million was applied to the principal balance of these notes and will be amortized to interest expense over the remaining life of the debt. During July 2004, four interest rate swap agreements with a notional value of $100 million, that were matched to mortgage debt maturing in November 2007, were unwound at a cost of $1.3 million. The $1.3 million was applied to the principal balance of this debt and will be amortized to interest expense over the remaining life of this debt.
     To determine the fair values of our derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8.	Derivatives — (continued)
     At December 31, 2005, we had three interest rate swaps with aggregate notional amount of $100 million, maturing in December 2007. These interest rate swaps are designated as cash flow hedges, and are marked to market through other comprehensive income. The estimated unrealized net gain on these interest rate swap agreements was approximately $2.2 million at December 31, 2005, and represents the amount we would receive if the agreements were terminated, based on current market rates. These amounts subsequently are reclassified into interest expense as a yield adjustment in the same period in which the related interest on the floating-rate debt obligations affects earnings. During the year ended December 31, 2006, approximately $1.2 million of gains in accumulated other comprehensive income related to the interest rate swap are expected to be reclassified as a reduction in interest expense as a yield adjustment of the hedged debt obligation. The interest rate received on these interest rate swaps is 4.25% plus LIBOR and the interest rate paid is 7.80%. These swaps have been 100% effective through December 31, 2005.
     The amounts paid or received by us under the terms of the interest rate swap agreements are accrued as interest rates change, and we recognize them as an adjustment to interest expense, which will have a corresponding effect on our future cash flows. The interest rate swaps increased interest expense by $0.3 million during the year ended December 31, 2005 and decreased interest expense by $4.1 million and $7.2 million during the years ended December 31, 2004 and 2003, respectively. Our interest rate swaps have monthly to semi-annual settlement dates. Agreements such as these contain a credit risk in that the counterparties may be unable to fulfill the terms of the agreement. We minimize that risk by evaluating the creditworthiness of our counterparties, who are limited to major banks and financial institutions, and we do not anticipate nonperformance by the counterparties. The Standard & Poor’s credit ratings for each of the financial institutions that are counterparties to our interest rate swap agreements are AA to AA-.
     To fulfill requirements under the $150 million secured loan facility executed in April 2003, we purchased 6% interest rate caps with a notional amount of $141.1 million. We concurrently sold interest rate caps with identical terms. In July 2004, we purchased 6.5% interest rate caps on LIBOR with a notional amount of $84.6 million to fulfill requirements under an $87 million cross-collateralized floating rate CMBS loan and concurrently sold interest rate caps with identical terms. These interest rate cap agreements have not been designated as hedges. The fair value of both the purchased and sold interest rate caps were equal at December 31, 2005, resulting in no net earnings impact.
9.	Fair Value of Financial Instruments
     SFAS 107 requires disclosures about the fair value of all financial instruments, whether or not recognized for financial statement purposes. Disclosures about fair value of financial instruments are based on pertinent information available to management as of December 31, 2005. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
     Our estimates of the fair value of (i) accounts receivable, accounts payable and accrued expenses approximate carrying value due to the relatively short maturity of these instruments; (ii) debt is based upon effective borrowing rates for issuance of debt with similar terms and remaining maturities; and (iii) our interest rate swaps and the hedged debt are recorded at estimates of fair value, which are based on the amount that we estimate we would currently receive upon termination of these instruments at current market rates and with reasonable assumptions about relevant future market conditions. The estimated fair value of our debt is $1.6 billion at December 31, 2005.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. Income Taxes
     FelCor has elected to be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, FelCor must meet a number of organizational and operational requirements, including a requirement that it distribute at least 90% of its taxable income to its stockholders. It is FelCor’s management’s current intent to adhere to these requirements and maintain its REIT status. As a REIT, it generally will not be subject to corporate level federal income taxes on net income it distributes to its stockholders. If it fails to qualify as a REIT in any taxable year, FelCor will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent taxable years. We are FelCor’s only source of income. Accordingly, we are required to make distributions sufficient to enable FelCor to pay out enough of its taxable income to satisfy the applicable distribution requirement. If FelCor fails to qualify as a REIT, we would be required to distribute to FelCor the funds needed to pay income taxes. Even if FelCor qualifies for taxation as a REIT, it may be subject to certain state and local taxes on income and property and to federal income and excise taxes on undistributed taxable income.
     We generally lease our hotels to wholly-owned TRSs that are subject to federal and state income taxes. In 2005 and 2004, we also contributed certain hotel assets to our wholly-owned TRSs. We account for income taxes in accordance with the provisions of SFAS 109, “Accounting for Income Taxes.” Under SFAS 109, we account for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
Reconciliation between TRS’s GAAP net loss and taxable loss:
     The following table reconciles the TRS GAAP net loss to taxable loss for the years ended December 31, 2005, 2004, and 2003 (in thousands):

	2005	2004	2003
GAAP net loss	$(265,292)	$(106,808)	$(327,921)
GAAP net loss (income) not related to taxable subsidiaries	(23,560)	41,849	189,240

GAAP net loss of taxable subsidiaries	(288,852)	(64,959)	(138,681)
Impairment loss not deductible for tax	231,605	8,509	39,303
Tax loss in excess of book gains on sale of hotels	(39,842)	(51,576)	(31,423)
Depreciation and amortization(a)	(1,910)	(4,948)	(1,625)
Employee benefits not deductible for tax	1,708	1,040	2,381
Other book/tax differences	4,779	(3,216)	(2,997)

Tax loss of taxable subsidiaries	$(92,512)	$(115,150)	$(133,042)

(a)	The changes in book/tax differences in depreciation and amortization principally resulting from book and tax basis differences, differences in depreciable lives and accelerated depreciation methods.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. Income Taxes — (continued)
Summary of TRS’s net deferred tax asset:
     At December 31, 2005 and 2004, our TRS had a deferred tax asset, prior to any valuation allowance, primarily comprised of the following (in thousands):

	2005	2004
Accumulated net operating losses of our TRS	$162,827	$127,672
Tax property basis in excess of book	—	10,524
Accrued employee benefits not deductible for tax	9,695	9,046
Bad debt allowance not deductible for tax	837	344

Gross deferred tax assets	173,359	147,586
Valuation allowance	(133,138)	(147,586)

Deferred tax asset after valuation allowance	40,221	—

Gross deferred tax liability — book property basis in excess of tax	(40,221)	—

Net deferred tax asset	$—	$—

     We have provided a valuation allowance against our deferred tax asset as of December 31, 2005 and 2004, that results in a net deferred tax asset of zero as of December 31, 2005 and 2004 due to the uncertainty of realization (because of ongoing operating losses). Accordingly, no provision or benefit for income taxes is reflected in the accompanying Consolidated Statements of Operations. As of December 31, 2005, the TRS has net operating loss carryforwards for federal income tax purposes of $428.5 million which are available to offset future taxable income, if any, through 2025.
Reconciliation between FelCor's REIT GAAP net loss and taxable income loss:
     The following table reconciles FelCor's REIT GAAP net income (loss) to taxable income (loss) for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	2005	2004	2003
GAAP net income (loss) not related to taxable subsidiaries	$23,560	$(41,849)	$(189,240)
Losses allocated to unitholders other than FelCor	13,677	6,681	17,777

GAAP net income (loss) from REIT operations	37,237	(35,168)	(171,463)
Book/tax differences, net:
Depreciation and amortization(a)	4,797	2,386	14,236
Minority interests	(24,204)	(2,724)	(19,241)
Tax loss in excess of book gains on sale of hotels	(21,547)	(10,893)	(2,736)
Impairment loss not deductible for tax	35,146	29,779	206,206
Other	4,045	1,314	(184)

Taxable income (loss) subject to distribution requirement(b)	$35,474	$(15,306)	$26,818

(a)	Book/tax differences in depreciation and amortization principally result from differences in depreciable lives and accelerated depreciation methods.

(b)	The dividend distribution requirement is 90%.
     If we sell any asset acquired from Bristol Hotel Company, or Bristol, within 10 years after our merger with Bristol in 1998, and FelCor recognizes a taxable gain on the sale, FelCor will be taxed at the highest corporate rate on an amount equal to the lesser of the amount of gain that FelCor recognizes at the time of the sale, or the amount of gain that FelCor would have recognized if FelCor had sold the asset at the time of the Bristol merger for its then fair market value. The sales of Bristol hotels that have been made to date have not resulted in any material amount of tax liability. If we are successful in selling the hotels that we have designated as non-strategic, the majority of which are Bristol hotels, FelCor could incur corporate income tax with respect to the related built in gain, the amount of which cannot yet be determined. At the current time, we believe that FelCor will be able to avoid any substantial built in gain tax on these sales through offsetting built in losses, like kind exchanges and other tax planning strategies.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11. Redeemable Operating Partnership Units and Partners’ Capital
FelCor is our sole general partner and is obligated to contribute the net proceeds from any issuance of its equity securities to us in exchange for units corresponding in number and terms to the equity securities issued by it. We may also issue units to third parties in exchange for like number of shares of FelCor common stock, or at the option of FelCor, for the cash equivalent thereof. Due to these redemption rights, these limited partnership units have been excluded from partners’ capital and are included in redeemable units and measured at redemption value as of the end of the periods presented. At December 31, 2005, and 2004 there were 2,762,540 and 2,788,135 redeemable units outstanding. During 2005, 25,595 units were exchanged for a like number of FelCor’s common stock issued from treasury stock. During 2004, 245,398 units were exchanged for a like number of FelCor’s common stock issued from treasury stock.
     As of December 31, 2005, FelCor had $600 million of common stock, preferred stock, debt securities, and/or common stock warrants available for offerings under a shelf registration statement previously declared effective.
Preferred Units
     Felcor’s board of directors is authorized to provide for the issuance of up to 20 million shares of preferred stock in one or more series, to establish the number of shares in each series, to fix the designation, powers, preferences and rights of each such series, and the qualifications, limitations or restrictions thereof.
     In 1996, FelCor issued 6.1 million shares of its Series A preferred stock at $25 per share. In April 2004, FelCor completed the sale of 4.6 million shares of its $1.95 Series A Cumulative Convertible Preferred Stock. The shares were sold at a price of $23.79 per share, which included accrued dividends of $0.51 per share through April 5, 2004, resulting in net proceeds of $104 million. In August 2004, FelCor completed the sale of an additional 2.3 million shares of its $1.95 Series A Cumulative Convertible Preferred Stock. The shares were sold at a price of $23.22 per share, which included accrued dividends of $0.28 per share through August 22, 2004, resulting in net proceeds of $52 million. The proceeds were contributed to us in exchange for a like number of Series A preferred units. The preference on these units is the same as FelCor’s Series A preferred stock.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11. Redeemable Operating Partnership Units and Partners’ Capital — (continued)
     The Series A preferred units bear an annual cumulative distribution payable in arrears equal to the greater of $1.95 per unit or the cash distributions declared or paid for the corresponding period on the number of shares of common units into which the Series A preferred units are then convertible. Each unit of the Series A preferred units is convertible at the unitholder’s option to 0.7752 units of common partnership units, subject to certain adjustments. During 2000, holders of 69,400 shares of Series A preferred units converted their units to 53,798 common partnership units.
     In 1998, FelCor issued 5.75 million depositary shares, representing 57,500 shares of its 9% Series B preferred stock at $25 per depositary share. In 2002, FelCor issued 1,025,800 depositary shares, representing 10,258 shares of its Series B preferred stock at $24.37 per depositary share to yield 9.4%. In 2005, FelCor redeemed all of the outstanding Series B preferred stock from the proceeds of the issuance of its Series C preferred stock.
     On April 8, 2005, FelCor completed the issuance of 5.4 million depositary shares, and issued an additional 1.4 million depositary shares on August 30, 2005, each representing 1/100 of a share of its 8% Series C Cumulative Redeemable Preferred Stock, with aggregate gross proceeds of $164.4 million. FelCor contributed the proceeds to us in exchange for a like number of Series C preferred units. We used the proceeds to redeem all of our Series B preferred units from FelCor. FelCor then redeemed all the outstanding shares of its Series B preferred stock. The redemption of the Series B preferred units resulted in a reduction in income available to common unitholders of $6.5 million and representing the original issuance cost of the Series B preferred units redeemed. FelCor may call the Series C preferred stock and the corresponding depositary shares at $25 per depositary share. These shares have no stated maturity, sinking fund or mandatory redemption, and are not convertible into any of our other securities. The Series C preferred stock has a liquidation preference of $2,500 per share (equivalent to $25 per depositary share) and is entitled to annual cumulative dividends at the rate of 8% of the liquidation preference (equivalent to $2.25 annually per depositary share). The preference on our Series C preferred units is the same as FelCor’s Series C preferred stock.
     Accrued distributions payable of $8.6 million at December 31, 2005, were paid in January 2006.
FelCor LP Units
     FelCor is the sole general partner of FelCor LP and is obligated to contribute the net proceeds from any issuance of its equity securities to FelCor LP in exchange for units of partnership interest, or Units, corresponding in number and terms to the equity securities issued by it. Units of limited partner interest may also be issued by FelCor LP to third parties in exchange for cash or property, and Units so issued to third parties are redeemable at the option of the holders thereof for a like number of shares of FelCor common stock or, at FelCor’s option, for the cash equivalent thereof. During 2005, 25,595 Units were exchanged for a like number of common shares issued from treasury stock. During 2004, 245,398 Units were exchanged for a like number of FelCor common shares issued from treasury stock. During 2003, 256,118 Units were exchanged for a like number of FelCor common shares issued from treasury stock.
12. Hotel Operating Revenue, Departmental Expenses, and Other Property Operating Costs
     Hotel operating revenue from continuing operations was comprised of the following (in thousands):

	Year Ended December 31,
	2005	2004	2003
Room revenue	$882,705	$804,800	$759,529
Food and beverage revenue	149,164	144,601	135,137
Other operating departments	54,695	52,461	48,971

Total hotel operating revenues	$1,086,564	$1,001,862	$943,637

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12. Hotel Operating Revenue, Departmental Expenses and Other Property Operating Costs — (continued)
     Approximately 99.7% to 99.9% of our revenue in 2005, 2004 and 2003 was comprised of hotel operating revenues, which includes room revenue, food and beverage revenue, and revenue from other operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts and are recorded as a bad debt expense. The remaining percentage of our revenue was from retail space rental revenue and other sources in 2005, 2004 and 2003. During 2004, we recorded $1 million of other revenue that we received in development fees from the successful completion of a condominium project.
     We do not have any time-share arrangements and do not sponsor any guest frequency programs for which we would have any contingent liability. We participate in guest frequency programs sponsored by the brand owners of our hotels, and we expense the charges associated with those programs (typically consisting of a percentage of the total guest charges incurred by a participating guest), as incurred. When a guest redeems accumulated guest frequency points at one of our hotels, the hotel bills the sponsor for the services provided in redemption of such points and records revenue in the amount of the charges billed to the sponsor. Associated with the guest frequency programs, we have no loss contingencies or ongoing obligation beyond what is paid to the brand owner at the time of the guest’s stay.
     Hotel departmental expenses from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2005	2004	2003
Room	$227,104	$214,505	$197,877
Food and beverage	116,553	114,573	106,782
Other operating departments	26,869	25,922	21,463

Total hotel departmental expenses	$370,526	$355,000	$326,122

     Other property operating costs from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2005	2004	2003
Hotel general and administrative expense	$101,341	$94,010	$87,789
Marketing	92,092	85,720	80,657
Repair and maintenance	60,324	55,828	53,352
Utilities	58,137	50,678	46,868

Total other property operating costs	$311,894	$286,236	$268,666

     Included in hotel departmental expenses and other property operating costs were hotel compensation and benefit expenses of $337.1 million, $320.6 million and $300.6 million for the year ended December 31, 2005, 2004 and 2003, respectively.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
13. Taxes, Insurance and Lease Expense
     Taxes, insurance and lease expense from continuing operations was comprised of the following (in thousands):

	Year Ended December 31,
	2005	2004	2003
Operating lease expense (a)	$64,998	$59,038	$54,861
Real estate and other taxes	38,817	34,029	38,064
Property, general liability insurance and other	12,602	10,497	13,456

Total taxes, insurance and lease expense	$116,417	$103,564	$106,381

(a)	Includes hotel lease expense of $57.0 million, $51.4 million and $47.2 million, respectively, associated with 14 hotels in 2005 and 15 hotels in 2004 and 2003 owned by unconsolidated entities and leased to our consolidated lessees. Included in lease expense is $30.0 million, $23.1 million and $18.7 million in percentage rent for the year ended December 31, 2005, 2004 and 2003, respectively.
14. Land Leases and Hotel Rent
     We lease land occupied by certain hotels from third parties under various operating leases that expire through 2073. Certain land leases contain contingent rent features based on gross revenue at the respective hotels. In addition, we recognize rent expense for 14 hotels that are owned by unconsolidated entities and are leased to our consolidated lessees. These leases expire through 2015 and require the payment of base rents and contingent rent based on revenues at the respective hotels. Future minimum lease payments under our land lease obligations and hotel leases at December 31, 2005, were as follows (in thousands):

Year
2006	$34,996
2007	14,612
2008	10,926
2009	10,919
2010	10,081
2011 and thereafter	92,102

$173,636

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
15. Earnings Per Unit
          The following table sets forth the computation of basic and diluted earnings per unit for the years ended December 31, 2005, 2004 and 2003 (in thousands, except per unit data):

	2005	2004	2003
Numerator:
Loss from continuing operations	$(211,110)	$(86,882)	$(93,296)
Less: Preferred distributions	(39,408)	(35,130)	(26,908)
Issuance costs of redeemed preferred units	(6,522)	—	—

Loss from continuing operations and applicable to common unitholders	(257,040)	(122,012)	(120,204)
Discontinued operations	(54,182)	(19,926)	(234,625)

Net loss applicable to common unitholders	$(311,222)	$(141,938)	$(354,829)

Denominator:
Denominator for basic loss per unit — weighted average units	62,214	61,984	61,845

Denominator for diluted loss per unit — adjusted weighted average units and assumed conversions	62,214	61,984	61,845

Loss per unit data:
Basic:
Loss from continuing operations	$(4.13)	$(1.97)	$(1.94)

Discontinued operations	$(0.87)	$(0.32)	$(3.80)

Net loss	$(5.00)	$(2.29)	$(5.74)

Diluted:
Loss from continuing operations	$(4.13)	$(1.97)	$(1.94)

Discontinued operations	$(0.87)	$(0.32)	$(3.80)

Net loss	$(5.00)	$(2.29)	$(5.74)

     Securities that could potentially dilute basic earnings per unit in the future that were not included in computation of diluted earnings per unit, because they would have been antidilutive for the periods presented, are as follows (unaudited, in thousands):

	2005	2004	2003
FelCor restricted shares granted but not vested	648	395	303
Series A convertible preferred units	9,985	9,985	4,636
     Series A preferred distributions that would be excluded from net income (loss) applicable to common unitholders, if the Series A preferred units were dilutive, were $25.1 million in 2005, $19.9 million in 2004 and $11.7 million for 2003.
16. Commitments, Contingencies and Related Party Transactions
     Our general partner FelCor shares the executive offices and certain employees with FelCor, Inc. (controlled by Thomas J. Corcoran, Jr., Chairman of FelCor’s Board of Directors), and it paid its share of the costs thereof, including an allocated portion of the rent, compensation of certain personnel, office supplies, telephones, and depreciation of office furniture, fixtures, and equipment. Any such allocation of shared expenses must be approved by a majority of FelCor’s independent directors. FelCor, Inc. had a 10% ownership interest in one hotel and limited other investments. FelCor, Inc. paid $50,000 for shared office costs in both 2005 and 2004 and $46,000 in 2003.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
16. Commitments, Contingencies and Related Party Transactions — (continued)
     In an effort to keep our cost of insurance within reasonable limits, we have only purchased terrorism insurance for those hotels that are secured by mortgage debt, as required by our lenders. Our terrorism insurance has per occurrence and aggregate limits of $50 million. We have established a self-insured retention of $250,000 per occurrence for general liability insurance with regard to 71 of our hotels; the remainder of our hotels participate in general liability programs of our managers, with no deductible. Because of our general liability deductible for the 71 hotels, we maintain reserves to cover the estimated ultimate uninsured liability for losses with respect to reported and unreported claims incurred as of the end of each accounting period. At December 31, 2005 and 2004, our reserve for this self-insured portion of general liability claims was $5.6 million and $3.9 million, respectively. Our property program has a $100,000 all risk deductible, a deductible of 3% of insured value for named windstorm and a deductible of 5% of insured value for California quake. Should uninsured or not fully insured losses be substantial, they could have a material adverse impact on our operating results and cash flows.
     There is no litigation pending or known to be threatened against us or affecting any of our hotels, other than claims arising in the ordinary course of business or which are not considered to be material. Furthermore, most of these claims are substantially covered by insurance. We do not believe that any claims known to us, individually or in the aggregate, will have a material adverse effect on us.
     Our hotels are operated under various management agreements that call for base management fees, which range from 2% to 7% of hotel room revenue and generally have an incentive provision related to the hotel’s profitability. In addition, the management agreements generally require us to invest approximately 3% to 5% of revenues in capital maintenance. The management agreements have terms from 5 to 20 years and generally have renewal options.
     With the exception of 69 hotels whose rights to use a brand name are contained in the management agreement governing their operations, and our one hotel that does not operate under a nationally recognized brand name, each of our hotels operates under a franchise or license agreement. Typically, our franchise or license agreements provide for a royalty fee of 4% of room revenues to be paid to the franchisor.
     In the event we breach one of our Embassy Suites Hotels franchise license agreements, in addition to losing the right to use the Embassy Suites Hotels name for the operation of the applicable hotel, we may be liable, under certain circumstances, for liquidated damages equal to the fees paid to the franchisor with respect to that hotel during the three preceding years.
     As a part of the amendment to the IHG management agreements, we have agreed to spend, by June 30, 2007, approximately $50.6 million with regard to special capital plans on 11 hotels. We are to agree upon special capital plans to be completed by July 2008 with regard to four hotels and January 2011 with regard to two hotels.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
17. Supplemental Cash Flow Disclosure
     At December 31, 2005, $8.6 million of aggregate preferred unit distributions had been declared for payment in January 2006. At December 31, 2004, and 2003, $10.1 million and $6 million, respectively, of aggregate preferred unit distributions had been declared for payment in the following January.
     As a result of the exchange of 25,595 partnership units and 245,398 partnership units for FelCor common stock in 2005 and 2004, respectively. We recorded a reduction in redeemable units of $0.4 million in 2005 and $2.7 million in 2004 and a corresponding increase in partners' capital.
     Depreciation expense is comprised of the following (in thousands):

	For the Year Ended December 31,
	2005	2004	2003
Depreciation from continuing operations	$106,189	$99,129	$100,407
Depreciation from discontinued operations	16,346	23,524	39,818

Total depreciation expense	$122,535	$122,653	$140,225

     For the year ended December 31, 2005, repayment of borrowings of $293.0 million consisted of early retirement of secured debt of $262.0 million and $31.0 million of normal recurring principal payments.
     For the year ended December 31, 2004, repayment of borrowings of $838.9 million consisted of $775.0 million in early retirement of senior notes, $18.9 million of normal recurring principal payments, $41.3 million of premium paid in excess of par on the retirement of the senior notes and $3.7 million to retire interest rate swaps. For the year ended December 31, 2003, the repayment of borrowings consisted entirely of debt repayment and normal recurring principal payments.
18. FelCor's Stock Based Compensation Plans
     We have no employees. FelCor as our sole general partner performs our management functions. Upon the issuance of any stock, FelCor is obligated to contribute the proceeds to us, if any, in exchange for a like number of units.
     FelCor sponsors restricted stock and stock option plans, or the FelCor Plans. In addition, upon completion of the merger with Bristol in 1998, it assumed two stock option plans previously sponsored by Bristol, or the Bristol Plans. FelCor was initially obligated to issue up to 1,237,309 shares of its common stock pursuant to the Bristol Plans. No additional options may be awarded under the Bristol Plans. The FelCor Plans and the Bristol Plans are referred to collectively as the Plans.
     FelCor is authorized to issue 4,700,000 shares of common stock under the FelCor Plans pursuant to awards granted in the form of incentive stock options, non-qualified stock options, and restricted stock. All options have 10-year contractual terms and vest either over five equal annual installments (20% per year), beginning in the year following the date of grant or 100% at the end of a four-year vesting term. Under the FelCor Plans, there were 990,138 shares available for grant at December 31, 2005.
     There were options covering 75,385 FelCor shares outstanding under the Bristol Plans at December 31, 2005. These options are fully vested.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
18. Stock Based Compensation Plans — (continued)
Stock Options
     A summary of the status of FelCor’s non-qualified stock options under the Plans as of December 31, 2005, 2004 and 2003, and the changes during these years are presented in the following tables:

	2005		2004		2003
		Weighted		Weighted		Weighted
	No. Shares of	Average	No. Shares of	Average	No. Shares of	Average
	Underlying	Exercise	Underlying	Exercise	Underlying	Exercise
	Options	Prices	Options	Prices	Options	Prices
Outstanding at beginning of the year	1,478,760	$24.72	1,911,544	$22.72	1,990,830	$22.70
Forfeited	(13,503)	$22.30	(432,784)	$15.91	(79,286)	$22.15

Outstanding at end of year	1,465,257	$23.41	1,478,760	$24.72	1,911,544	$22.72

Exercisable at end of year	1,455,257	$23.46	1,333,760	$24.24	1,664,594	$23.70

	Options Outstanding			Options Exercisable
	Number	Wgtd. Avg.
Range of	Outstanding	Remaining	Wgtd Avg.	Number Exercisable	Wgtd. Avg.
Exercise Prices	at 12/31/05	Life	Exercise Price	at 12/31/05	Exercise Price
$15.62 to $22.56	1,094,535	3.39	$21.03	1,084,535	$21.08
$24.18 to $36.12	305,722	0.70	$29.10	305,722	$29.10
$36.63	65,000	1.47	$36.63	65,000	$36.63

$15.62 to $36.63	1,465,257	2.74	$23.41	1,455,257	$23.46

     The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2001 and 2000 when options were granted: dividend yield of 12.44% to 11.28%; risk free interest rates are different for each grant and range from 4.33% to 6.58%; the expected lives of options were six years; and volatility of 21.04% for 2001 grants and 18.22% for 2000 grants. The weighted average fair value of options granted during 2001, was $0.85 per share. FelCor has issued no stock options since 2001.
Restricted Stock
     A summary of the status of FelCor’s restricted stock grants as of December 31, 2005, 2004, and 2003, and the changes during these years are presented below:

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
18. Stock Based Compensation Plans — (continued)

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Fair Market		Fair Market		Fair Market
		Value		Value		Value
	No. Shares	at Grant	No. Shares	at Grant	No. Shares	at Grant
Outstanding at beginning of the year	1,187,606	$17.54	731,431	$22.03	633,681	$23.73
Granted(a):
With immediate vesting(b)	22,300	$13.73	26,500	$10.00	27,400	$10.98
With 4-year pro rata vesting	319,300	$12.52	295,040	$10.00	—	—
Vesting within 12 months of grant	—	—	50,000	$12.47	—	—
With 5-year pro rata vesting	20,000	$13.85	110,000	$12.25	70,350	$10.98
Forfeited	—	—	(25,365)	$18.19	—	—

Outstanding at end of year	1,549,206	$13.35	1,187,606	$17.54	731,431	$22.03

Vested at end of year	795,738	$18.49	558,151	$20.52	431,550	$21.49

(a)	All shares granted are issued out of treasury except for 5,200, 6,300 and 6,900 of the restricted shares issued to directors during the years ended December 31, 2005, 2004 and 2003, respectively.

(b)	Shares awarded to FelCor’s directors.
19. Employee Benefits
     We have no employees. FelCor as our sole general partner performs our management functions. FelCor offers a 401(k) plan, health insurance benefits and a deferred compensation plan to its employees. FelCor’s matching contribution to its 401(k) plan was $0.7 million for 2005 and $0.6 million for 2004 and 2003. The cost of health insurance benefits to FelCor’s employees were $0.7 million during 2005 and $0.6 million each of the years ended December 31, 2004 and 2003. The deferred compensation plan FelCor offers is available only to FelCor’s directors and qualifying senior officers. FelCor makes no matching or other contributions to the deferred compensation plan, other than the payment of its operating and administrative expenses.
     The employees at our hotels are employees of the respective management companies. Under the management agreements, we reimburse the management companies for the compensation and benefits related to the employees who work at our hotels. We are not, however, the sponsors of their employee benefit plans and have no obligation to fund these plans.
20. Segment Information
     SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, we have determined that our business is conducted in one operating segment because of the similar economic characteristics of our hotels.
     The following table sets forth revenues for continuing operations, and investment in hotel assets represented by, the following geographical areas as of and for the years ended December 31, 2005, 2004 and 2003 (in thousands):

	Revenue			Investment in Hotel Assets
	2005	2004	2003	2005	2004	2003
California	$197,689	$178,843	$168,483	$715,815	$727,375	$677,381
Texas	154,943	142,204	134,634	534,299	674,590	766,134
Florida	136,882	123,816	114,549	535,009	524,856	515,640
Georgia	82,891	74,943	71,833	294,976	356,925	359,004
Other states	489,431	459,997	433,875	1,461,117	1,559,156	1,615,529
Canada	26,777	24,780	21,285	65,286	61,495	56,276

Total	$1,088,613	$1,004,583	$944,659	$3,606,502	$3,904,397	$3,989,964

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
21.	Recently Issued Statements of Financial Accounting Standards
     In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company in the first annual reporting period beginning after June 15, 2005. We expect to adopt this standard under the modified prospective application. Adoption is not expected to have a material effect on the Company.
     In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143.” FIN 47 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred, generally upon acquisition, construction, or development and through the normal operation of the asset. This interpretation is effective no later than the end of fiscal years ending after December 31, 2005. Adoption did not have a material effect on the Company’s consolidated financial statements.
22.	Quarterly Operating Results (unaudited)
     Our unaudited consolidated quarterly operating data for the years ended December 31, 2005 and 2004, follows (in thousands, except per unit data). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of quarterly results have been reflected in the data. It is also management’s opinion, however, that quarterly operating data for hotel enterprises are not indicative of results to be achieved in succeeding quarters or years. In order to obtain a more accurate indication of performance, there should be a review of operating results, changes in partners’ capital and cash flows for a period of several years.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
22.	Quarterly Operating Results (unaudited) — (continued)

	First	Second	Third	Fourth
2005	Quarter	Quarter	Quarter	Quarter
Total revenues	$255,646	$285,894	$279,082	$267,991
Net income (loss) from continuing operations	$(7,477)	$7,016	$(2,317)	$(208,332)
Discontinued operations	$(1,380)	$3,119	$13,580	$(69,501)
Net income (loss) (a)	$(8,857)	$10,135	$11,263	$(277,833)
Net loss applicable to common unitholders	$(18,948)	$(4,872)	$110	$(287,512)
Comprehensive loss	$(7,472)	$8,503	$15,172	$(277,673)
Diluted per common unit data:
Net loss from continuing operations	$(0.28)	$(0.13)	$(0.22)	$(3.50)
Discontinued operations	$(0.02)	$0.05	$0.22	$(1.12)
Net loss	$(0.30)	$(0.08)	$—	$(4.62)
Weighted average common units outstanding	62,204	62,192	62,216	62,216

	First	Second	Third	Fourth
2004	Quarter	Quarter	Quarter	Quarter
Total revenues	$243,467	$263,726	$256,709	$240,681
Net income (loss) from continuing operations	$(18,897)	$(36,339)	$(10,914)	$(20,732)
Discontinued operations	$(3,209)	$2,588	$(28,293)	$8,988
Net loss (b)	$(22,106)	$(33,751)	$(39,207)	$(11,744)
Net loss applicable to common unitholders	$(28,832)	$(42,721)	$(48,550)	$(21,835)
Comprehensive loss	$(22,567)	$(34,260)	$(34,718)	$(8,961)
Diluted per common unit data:
Net loss from continuing operations	$(0.41)	$(0.73)	$(0.33)	$(0.50)
Discontinued operations	$(0.06)	$0.04	$(0.45)	$0.15
Net loss	$(0.47)	$(0.69)	$(0.78)	$(0.35)
Weighted average common units outstanding	61,970	61,982	61,978	61,981

(a)	The fourth quarter net loss in 2005 includes an impairment charge of $263 million.

(b)	The third and fourth quarter’s net loss in 2004 include impairment charges of $33.0 million and $5.3 million, respectively. The second, third and fourth quarter’s net loss in 2004 also includes loss from earlier retirement of debt of $31.2 million, $12.9 million and $5.8 million, respectively.
     In accordance with SFAS 144, amounts previously reported in continuing operations have been reclassified to discontinued operations upon sale of hotels or the designation of hotels as “held for sale” in subsequent periods.

23.  Consolidating Financial Information

Certain of the Company’s wholly-owned subsidiaries (FelCor/CSS Holdings, L.P.; FelCor/CSS Hotels, L.L.C.; FelCor/LAX Hotels L.L.C.; FelCor Eight Hotels, L.L.C.; FelCor/St. Paul Holdings, L.P.; FelCor/LAX Holdings, L.P.; FHAC Nevada Holdings, L.L.C.; FelCor TRS Holdings, L.P.; Kingston Plantation Development Corp.; FHAC Texas Holdings, L.P.; FelCor Omaha Hotel Company, L.L.C.; FelCor Country Villa Hotel, L.L.C.; FelCor Moline Hotel, L.L.C.; FelCor Holdings Trust, FelCor Canada Co. and FelCor Hotel Asset Company, L.L.C., collectively, “Subsidiary Guarantors”), together with FelCor and one of its wholly-owned subsidiaries (FelCor Nevada Holdings, L.L.C.), are guarantors of senior debt. The following tables present consolidating information for the Subsidiary Guarantors.

CONSOLIDATING BALANCE SHEET
December 31, 2005
(in thousands)

ASSETS

		Subsidiary	Non-Guarantor		Total
	FelCor L.P.	Guarantors	Subsidiaries	Eliminations	Consolidated
Net investment in hotel properties	$115,615	$666,137	$1,805,627	$—	$2,587,379
Equity investment in consolidated entities	1,582,280	—	—	(1,582,280)	—
Investment in unconsolidated entities	76,991	32,271	—	—	109,262
Cash and cash equivalents	48,393	36,189	9,982	—	94,564
Restricted cash	3,637	2,189	12,472	—	18,298
Accounts receivable	4,361	50,149	305	—	54,815
Deferred assets	6,262	1,139	5,022	—	12,423
Condominium development project	—	13,051	—	—	13,051
Other assets	11,294	17,599	408	—	29,301

Total assets	$1,848,833	$818,724	$1,833,816	$(1,582,280)	$2,919,093

LIABILITIES AND PARTNERS’ CAPITAL

Debt	$737,087	$152,302	$785,891	$—	$1,675,280
Distributions payable	8,596	—	—	—	8,596
Accrued expenses and other liabilities	20,522	97,747	19,748	—	138,017

Total liabilities	766,205	250,049	805,639	—	1,821,893

Minority interest — other partnerships	25,442	(345)	14,917	—	40,014

Redeemable units, at redemption value	47,543	—	—	—	47,543

Preferred units	478,774	—	—	—	478,774
Common units	528,647	551,640	1,013,260	(1,582,280)	511,267
Accumulated other comprehensive income	2,222	17,380	—	—	19,602

Total partners’ capital	1,009,643	569,020	1,013,260	(1,582,280)	1,009,643

Total liabilities and partners’ capital	$1,848,833	$818,724	$1,833,816	$(1,582,280)	$2,919,093

23.  Consolidating Financial Information — (continued)

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2004
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor L.P.	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS
Net investment in hotel properties	$193,695	$1,015,155	$1,746,916	$—	$2,955,766
Equity investment in consolidated entities	1,769,874	—	—	(1,769,874)	—
Investment in unconsolidated entities	76,190	34,653	—	—	110,843
Assets held for sale	—	255	—	—	255
Cash and cash equivalents	84,829	29,387	5,094	—	119,310
Restricted Cash	9,287	2,195	23,254	—	34,736
Accounts receivable	3,426	48,411	8	—	51,845
Deferred assets	8,917	1,218	8,669	—	18,804
Condominium development project	1,613	—	—	—	1,613
Other assets	8,239	16,185	62	—	24,486

Total assets	$2,156,070	$1,147,459	$1,784,003	$(1,769,874)	$3,317,658

LIABILITIES AND PARTNERS’ CAPITAL
Debt	$776,790	$160,337	$829,995	$—	$1,767,122
Distributions payable	8,867	—	—	—	8,867
Accrued expenses and other liabilities	(764)	106,047	19,639	—	124,922

Total liabilities	784,893	266,384	849,634	—	1,900,911

Minority interest — other partnerships	1,195	(5,353)	50,923	—	46,765

Redeemable units, at redemption value	40,846	—	—	—	40,846

Preferred units	478,757	—	—	—	478,757
Common units	850,379	870,648	883,446	(1,769,874)	834,599
Accumulated other comprehensive income	—	15,780	—	—	15,780

Total partners’ capital	1,329,136	886,428	883,446	(1,769,874)	1,329,136

Total liabilities and partners’ capital	$2,156,070	$1,147,459	$1,784,003	$(1,769,874)	$3,317,658

23. Consolidating Financial Information — (continued)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor L.P.	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$1,086,564	$—	$—	$1,086,564
Percentage lease revenue	22,105	—	245,522	(267,627)	—
Other revenue	2,386	(337)	—	—	2,049

Total revenue	24,491	1,086,227	245,522	(267,627)	1,088,613

Expenses:
Hotel operating expense	—	737,341	—	—	737,341
Taxes, insurance and lease expense	4,356	323,414	56,274	(267,627)	116,417
Abandoned projects	265	—	—	—	265
Corporate expenses	3,832	8,784	6,409	—	19,025
Impairment loss	—	—	190,920	—	190,920
Depreciation	6,725	34,602	64,862	—	106,189

Total operating expenses	15,178	1,104,141	318,465	(267,627)	1,170,157

Operating income (loss)	9,313	(17,914)	(72,943)	—	81,544)
Interest expense, net	(48,109)	(9,920)	(71,039)	—	(129,068)
Hurricane loss	(1,890)	(2,425)	(2,166)	—	(6,481)
Charge-off of deferred financing cost	—	—	(2,253)	—	(2,253)
Loss on early extinguishment of debt	—	—	(11,224)	—	(11,224)

Loss before equity in income from unconsolidated entities, minority interests and gain on sale of assets	(40,686)	(30,259)	(159,625)	—	(230,570)
Gain on sale of assets	389	6	74	—	469
Equity in income from consolidated entities	(260,316)	—	—	260,316	—
Equity in income from unconsolidated entities	9,460	709	—	—	10,169
Minority interests in other partnerships	13,677	2,338	(7,193)	—	8,822

Income (loss) from continuing operations	(277,476)	(27,206)	(166,744)	260,316	(211,110)
Discontinued operations from consolidated entities	12,184	(10,696)	(55,670)	—	(54,182)

Net income (loss)	(265,292)	(37,902)	(222,414)	260,316	(265,292)
Preferred distributions	(39,408)	—	—	—	(39,408)
Issuance costs of redeemed preferred units	(6,522)	—	—	—	(6,522)

Net income (loss) applicable to unitholders	$(311,222)	$(37,902)	$(222,414)	$260,316	$(311,222)

23. Consolidating Financial Information — (continued)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor L.P.	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$1,001,862	$—	$—	$1,001,862
Percentage lease revenue	20,920	—	185,854	(206,774)	—
Other revenue	1,721	1,000	—	—	2,721

Total revenue	22,641	1,002,862	185,854	(206,774)	1,004,583

Expenses:
Hotel operating expense	—	692,828	—	—	692,828
Taxes, insurance and lease expense	(4,334)	287,816	26,856	(206,774)	103,564
Corporate expenses	3,695	8,528	4,812	—	17,035
Depreciation	6,658	34,561	57,910	—	99,129

Total operating expenses	6,019	1,023,733	89,578	(206,774)	912,556

Operating income (loss)	16,622	(20,871)	96,276	—	92,027
Interest expense, net	(70,514)	(9,239)	(64,824)	—	(144,577)
Hurricane loss	—	(2,125)	—	—	(2,125)
Charge-off of deferred financing cost	(6,960)	—	—	—	(6,960)
Loss on early extinguishment of debt	(44,216)	—	—	—	(44,216)
Gain on swap termination	1,005	—	—	—	1,005

Income (loss) before equity in income from unconsolidated entities, minority interests and gain on sale of assets	(104,063)	(32,235)	31,452	—	(104,846)
Equity in income from consolidated entities	11,891	—	—	(11,891)	—
Equity in income from unconsolidated entities	7,006	10,115	—	—	17,121
Gain (loss) on sale of assets	—	—	1,167	—	1,167
Minority interests in other partnerships	—	968	(1,292)	—	(324)

Income (loss) from continuing operations	(85,166)	(21,152)	31,327	(11,891)	(86,882)
Discontinued operations from consolidated entities	(21,642)	(6,502)	8,218	—	(19,926)

Net income (loss)	(106,808)	(27,654)	39,545	(11,891)	(106,808)
Preferred distributions	(35,130)	—	—	—	(35,130)

Net income (loss) applicable to unitholders	$(141,938)	$(27,654)	$39,545	$(11,891)	$(141,938)

23. Consolidating Financial Information — (continued)
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor L.P.	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$942,118	$1,519	$—	$943,637
Percentage lease revenue	40,540	—	156,987	(197,527)	—
Other revenue	628	376	18	—	1,022

Total revenue	41,168	942,494	158,524	(197,527)	944,659

Expenses:
Hotel operating expense	226	643,671	867	—	644,764
Taxes, insurance and lease expense	4,774	276,716	22,418	(197,527)	106,381
Corporate expenses	3,125	7,540	3,568	—	14,233
Impairment loss	0	0	9,352	—	9,352
Depreciation	14,667	30,367	55,373	—	100,407

Total operating expenses	22,792	958,294	91,578	(197,527)	875,137

Operating income	18,376	(15,800)	66,946	—	69,522
Interest expense, net	(93,125)	(9,696)	(59,245)	—	(162,066)
Charge-off of deferred financing cost	(2,830)	(4)	—	—	(2,834)
Early extinguishment of debt	—	351	(351)	—	—

Income (loss) before equity in income from unconsolidated entities, minority interests and gain on sale of assets	(77,579)	(25,149)	(7,350)	—	(95,378)
Gain (loss) on sale of assets	(46)	152	0	—	106
Equity in income from consolidated entities	(234,372)	—	—	234,372	—
Equity in income from unconsolidated entities	2,708	(338)	—	—	2,370
Minority interests in other partnerships	—	—	(394)	—	(394)

Income from continuing operations	(309,289)	(25,335)	6,956	234,372	(93,296)
Discontinued operations from consolidated entities	(18,632)	(173,656)	(42,337)	—	(234,625)

Net income (loss)	(327,921)	(198,991)	(35,381)	234,372	(327,921)
Preferred distributions	(26,908)	—	—	—	(26,908)

Net loss applicable to unitholders	$(354,829)	$(198,991)	$(35,381)	$234,372	$(354,829)

23. Consolidating Financial Information — (continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2005
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor L.P.	Guarantors	Subsidiaries	Consolidated

Cash flows from (used in) operating activities	$(26,286)	$3,091	$134,677	$111,482
Cash flows from (used in) investing activities	30,341	(14,802)	(44,077)	(28,538)
Cash flows from (used in) financing activities	(40,491)	18,467	(85,712)	(107,736)
Effect of exchange rates changes on cash	—	46	—	46

Change in cash and cash equivalents	(36,436)	6,802	4,888	(24,746)
Cash and cash equivalents at beginning of period	84,829	29,387	5,094	119,310

Cash and equivalents at end of period	$48,393	$36,189	$9,982	$94,564

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2004
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor L.P.	Guarantors	Subsidiaries	Consolidated

Cash flows from (used in) operating activities	$(68,347)	$10,610	$91,018	$33,281
Cash flows from (used in) investing activities	2,069	68,665	(22,352)	48,382
Cash flows used in financing activities	(17,117)	(112,017)	(67,992)	(197,126)
Effect of exchange rates changes on cash	—	2,888	—	2,888

Change in cash and cash equivalents	(83,395)	(29,854)	674	(112,575)
Cash and cash equivalents at beginning of period	168,224	59,241	4,420	231,885

Cash and equivalents at end of period	$84,829	$29,387	$5,094	$119,310

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2003
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor L.P.	Guarantors	Subsidiaries	Consolidated

Cash flows from (used in) operating activities	$(63,819)	$21,159	$95,574	$52,914
Cash flows from (used in) investing activities	(10,822)	81,582	(22,022)	48,738
Cash flows from (used in) financing activities	218,539	(67,052)	(71,646)	79,841
Effect of exchange rates changes on cash	—	229	—	229

Change in cash and cash equivalents	143,898	35,918	1,906	181,722
Cash and cash equivalents at beginning of period	24,326	23,323	2,514	50,163

Cash and equivalents at end of period	$168,224	$59,241	$4,420	$231,885

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
24.	Other Events
     Subsequent to the filing of our annual report on Form 10-K on March 15, 2006, we revised our consolidated financial statements for the years ended December 31, 2005, 2004, and 2003, to reflect the 12 hotels sold during the six months ended June 30, 2006 and the three hotels considered held for sale at June 30, 2006 which were not classified as held for sale as of December 31, 2005, as discontinued operations, pursuant to certain provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long Lived Assets.” Accordingly, we have retrospectively adjusted our audited financial statements for the years ended December 31, 2005, 2004, and 2003 to reflect the disposition of these hotels that met the criteria to be classified as discontinued operations. The effect of the retrospective adjustment represents a $65.0 million, $468,000, and $64.5 million decrease in our previously reported loss from continuing operations for the years ended December 31, 2005, 2004, and 2003, respectively. As a result of the foregoing, Notes 1, 2, 4, 5, 7, 12, 13, 15, 17, 20, 22 (unaudited) and 23 to the consolidated financial statements for the years ended December 31, 2005, 2004, and 2003 have been retrospectively adjusted. This retrospective adjustment has no effect on our reported net loss, net loss applicable to common stockholders, financial condition or cash flows.

FELCOR LODGING LIMITED PARTNERSHIP
Schedule III — Real Estate and Accumulated Depreciation
as of December 31, 2005
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period			Accumulated			Life Upon
			Buildings		Buildings		Buildings		Depreciation			Which
			and		and		and		Buildings &	Year	Date	Depreciation
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Improvements	Opened	Acquired	is Computed
Birmingham, AL (1)	$16,059	$2,843	$29,286	$0	$1,091	$2,843	$30,377	$33,220	$7,656	1987	1/3/1996	15 — 40 Yrs
Montgomery East I-85, AL (2)	0	830	7,222	9	2,801	839	10,023	10,862	1,954	1964	7/28/1998	15 — 40 Yrs
Phoenix — Biltmore, AZ (1)	20,864	0	38,998	4,695	1,572	4,695	40,570	45,265	10,215	1985	1/3/1996	15 — 40 Yrs
Phoenix Crescent Hotel, AZ (3)	24,835	3,608	29,583	0	1,403	3,608	30,986	34,594	6,463	1986	6/30/1997	15 — 40 Yrs
Phoenix Tempe, AZ (1)	9,736	3,951	34,371	0	1,048	3,951	35,419	39,370	6,757	1986	5/4/1998	15 — 40 Yrs
Dana Point — Doheny Beach, CA (4)	0	1,787	15,545	0	1,410	1,787	16,955	18,742	3,694	1992	2/21/1997	15 — 40 Yrs
Irvine — Orange County Airport (Newport Beach), CA (5)	0	4,953	43,109	0	2,118	4,953	45,227	50,180	8,533	1986	7/28/1998	15 — 40 Yrs
Los Angeles — Anaheim (Located near Disneyland Park®), CA (1)	9,032	2,548	14,832	0	1,273	2,548	16,105	18,653	4,173	1987	1/3/1996	15 — 40 Yrs
Los Angeles International Airport — South, CA (1)	0	2,660	17,997	0	1,246	2,660	19,243	21,903	5,588	1985	3/27/1996	15 — 40 Yrs
Milpitas — Silicon Valley, CA (1)	27,658	4,021	23,677	0	1,942	4,021	25,619	29,640	6,500	1987	1/3/1996	15 — 40 Yrs
Milpitas — San Jose North (Milpitas — Silicon Valley), CA (5)	0	4,127	35,917	0	6,040	4,127	41,957	46,084	8,157	1987	7/28/1998	15 — 40 Yrs
Napa Valley, CA (1)	14,530	3,287	14,205	0	1,280	3,287	15,485	18,772	3,851	1985	5/8/1996	15 — 40 Yrs
Oxnard — Mandalay Beach Resort & Conference Center, CA (1)	0	2,930	22,125	1	2,684	2,931	24,809	27,740	5,959	1986	5/8/1996	15 — 40 Yrs
Palm Desert — Palm Desert Resort, CA (1)	0	2,368	20,598	4	2,031	2,372	22,629	25,001	4,358	1984	5/4/1998	15 — 40 Yrs
Pleasanton (San Ramon Area), CA (5)	0	3,152	27,428	0	278	3,152	27,706	30,858	5,138	1986	7/28/1998	15 — 40 Yrs
San Diego — On the Bay, CA (2)	0	0	68,229	0	4,409	0	72,638	72,638	14,518	1965	7/28/1998	15 — 40 Yrs
San Francisco — Airport — Burlingame, CA (1)	0	0	39,929	0	719	0	40,648	40,648	10,286	1986	11/6/1995	15 — 40 Yrs
San Francisco — Airport — South San Francisco, CA (1)	24,390	3,418	31,737	0	1,984	3,418	33,721	37,139	8,354	1988	1/3/1996	15 — 40 Yrs
San Francisco — Fisherman’s Wharf, CA (2)	0	0	61,883	0	1,642	0	63,525	63,525	16,358	1970	7/28/1998	15 — 40 Yrs
San Francisco — Union Square, CA (5)	0	8,466	73,684	(453)	3,754	8,013	77,438	85,451	14,372	1970	7/28/1998	15 — 40 Yrs
Santa Barbara, CA (2)	0	1,683	14,647	0	739	1,683	15,386	17,069	2,762	1969	7/28/1998	15 — 40 Yrs
Santa Monica, CA (2)	0	10,200	16,580	0	214	10,200	16,794	26,994	766	1967	3/11/2004	15 — 40 Yrs
Toronto — Airport, Canada (7)	0	0	21,041	0	10,906	0	31,947	31,947	6,843	1970	7/28/1998	15 — 40 Yrs
Toronto — Yorkdale, Canada (2)	0	1,566	13,633	477	9,835	2,043	23,468	25,511	5,439	1970	7/28/1998	15 — 40 Yrs
Denver, CO (6)	4,882	2,432	21,158	0	922	2,432	22,080	24,512	4,175	1989	3/15/1998	15 — 40 Yrs
Stamford, CT (7)	0	0	37,154	0	4,029	0	41,183	41,183	7,438	1984	7/28/1998	15 — 40 Yrs
Wilmington, DE (6)	10,740	1,379	12,487	0	9,940	1,379	22,427	23,806	4,213	1972	3/20/1998	15 — 40 Yrs
Boca Raton, FL (1)	5,370	1,868	16,253	0	343	1,868	16,596	18,464	4,269	1989	2/28/1996	15 — 40 Yrs
Cocoa Beach — Oceanfront, FL (2)	0	2,285	19,892	0	13,020	2,285	32,912	35,197	7,159	1960	7/28/1998	15 — 40 Yrs
Deerfield Beach, FL (1)	12,196	4,523	29,443	68	1,463	4,591	30,906	35,497	7,830	1987	1/3/1996	15 — 40 Yrs

FELCOR LODGING LIMITED PARTNERSHIP
Schedule III — Real Estate and Accumulated Depreciation — (continued)
as of December 31, 2005
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period
									Accumulated			Life Upon
			Buildings		Buildings		Buildings		Depreciation			Which
			and		and		and		Buildings &	Year	Date	Depreciation
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Improvements	Opened	Acquired	is Computed
Ft. Lauderdale — 17th Street, FL (1)	21,285	5,329	47,850	(163)	2,430	5,166	50,280	55,446	12,767	1986	1/3/1996	15 — 40 Yrs
Ft. Lauderdale (Cypress Creek), FL (8)	11,958	3,009	26,177	0	1,666	3,009	27,843	30,852	5,264	1986	5/4/1998	15 — 40 Yrs
Jacksonville — Baymeadows, FL (1)	13,859	1,130	9,608	0	6,467	1,130	16,075	17,205	3,949	1986	7/28/1994	15 — 40 Yrs
Miami International Airport, FL (1)	17,206	4,135	24,950	0	1,385	4,135	26,335	30,470	6,699	1983	7/28/1998	15 — 40 Yrs
Miami International Airport (LeJeune Center), FL (5)	0	0	26,007	0	1,355	0	27,362	27,362	5,066	1987	1/3/1996	15 — 40 Yrs
Orlando — International Airport, FL (7)	9,567	2,549	22,188	0	1,903	2,549	24,091	26,640	4,688	1984	7/28/1998	15 — 40 Yrs
Orlando — International Drive — Resort, FL (2)	0	5,108	44,460	0	9,442	5,108	53,902	59,010	10,641	1972	7/28/1998	15 — 40 Yrs
Orlando International Drive/Convention Center, FL (1)	23,754	1,632	13,870	0	1,349	1,632	15,219	16,851	4,318	1985	7/28/1994	15 — 40 Yrs
Orlando — Nikki Bird (Maingate — Disney World Area®, FL (2)	0	0	31,457	0	6,656	0	38,113	38,113	6,379	1974	7/28/1998	15 — 40 Yrs
Orlando (North), FL (1)	0	1,673	14,218	6	7,012	1,679	21,230	22,909	5,599	1985	7/28/1994	15 — 40 Yrs
Orlando- Walt Disney World Resort®, FL (4)	0	0	28,092	0	186	0	28,278	28,278	5,569	1987	7/28/1997	15 — 40 Yrs
Tampa — On Tampa Bay, FL (4)	13,522	2,142	18,639	1	2,010	2,143	20,649	22,792	4,348	1986	7/28/1997	15 — 40 Yrs
Atlanta — Airport, GA (5)	0	0	40,734	0	322	0	41,056	41,056	9,127	1975	7/28/1998	15 — 40 Yrs
Atlanta — Airport, GA (1)	13,181	0	22,342	2,568	1,546	2,568	23,888	26,456	4,446	1989	5/4/1998	15 — 40 Yrs
Atlanta — Airport — North, GA (2)	0	0	34,353	0	538	0	34,891	34,891	7,533	1967	7/28/1998	15 — 40 Yrs
Atlanta — Buckhead, GA (1)	35,516	7,303	38,996	(300)	1,857	7,003	40,853	47,856	9,178	1988	10/17/1996	15 — 40 Yrs
Atlanta — Galleria, GA (8)	16,557	5,052	28,507	0	1,071	5,052	29,578	34,630	6,278	1990	6/30/1997	15 — 40 Yrs
Atlanta — Gateway-Atlanta Airport, GA (3)	0	5,113	22,857	1	258	5,114	23,115	28,229	4,911	1986	6/30/1997	15 — 40 Yrs
Atlanta — Perimeter — Dunwoody, GA (7)	0	0	20,449	0	468	0	20,917	20,917	3,878	1985	7/28/1998	15 — 40 Yrs
Atlanta — Powers Ferry, GA (5)	0	3,391	29,517	0	770	3,391	30,287	33,678	5,635	1981	7/28/1998	15 — 40 Yrs
Atlanta — South (I-75 & US 41), GA (2)	0	859	7,475	0	251	859	7,726	8,585	1,420	1973	7/28/1998	15 — 40 Yrs
Brunswick, GA (1)	0	705	6,067	0	324	705	6,391	7,096	1,606	1988	7/19/1995	15 — 40 Yrs
Columbus — North I-185 at Peachtree Mall, GA (2)	0	0	6,978	0	2,058	0	9,036	9,036	2,015	1969	7/28/1998	15 — 40 Yrs
Chicago — The Allerton, IL (5)	0	3,298	28,723	15,589	28,337	18,887	57,060	75,947	13,004	1923	7/28/1998	15 — 40 Yrs
Chicago — Northshore/Deerfield (Northbrook), IL (1)	15,390	2,305	20,054	0	821	2,305	20,875	23,180	4,886	1987	6/20/1996	15 — 40 Yrs
Chicago O’Hare Airport, IL (3)	22,996	8,178	37,043	0	1,993	8,178	39,036	47,214	8,116	1994	6/30/1997	15 — 40 Yrs
Indianapolis North, IN (1)	0	0	0	5,125	13,929	5,125	13,929	19,054	7,079	1986	8/1/1996	15 — 40 Yrs
Lexington, KY (8)	6,439	0	21,644	2,488	943	2,488	22,587	25,075	4,232	1989	5/4/1998	15 — 40 Yrs
Lexington — Lexington Green, KY (10)	15,586	1,955	13,604	0	257	1,955	13,861	15,816	3,402	1987	1/10/1996	15 — 40 Yrs
Baton Rouge, LA (1)	10,324	2,350	19,092	1	1,163	2,351	20,255	22,606	5,172	1985	1/3/1996	15 — 40 Yrs
New Orleans, LA (1)	30,316	3,647	31,993	0	7,394	3,647	39,387	43,034	11,116	1984	12/1/1994	15 — 40 Yrs
New Orleans — French Quarter, LA (2)	0	0	50,732	0	8,432	0	59,164	59,164	10,462	1969	7/28/1998	15 — 40 Yrs

FELCOR LODGING LIMITED PARTNERSHIP
Schedule III — Real Estate and Accumulated Depreciation — (continued)
as of December 31, 2005
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period
									Accumulated			Life Upon
			Buildings		Buildings		Buildings		Depreciation			Which
			and		and		and		Buildings &	Year	Date	Depreciation
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Improvements	Opened	Acquired	is Computed
Boston — Government Center, MA (7)	0	0	45,192	0	5,974	0	51,166	51,166	10,990	1968	7/28/1998	15 — 40 Yrs
Boston — Marlborough, MA (1)	19,035	948	8,143	761	13,345	1,709	21,488	23,197	4,861	1988	6/30/1995	15 — 40 Yrs
Baltimore — BWI Airport, MD (1)	23,551	2,568	22,433	(2)	1,488	2,566	23,921	26,487	5,298	1987	3/20/1997	15 — 40 Yrs
Troy, MI (1)	6,737	2,968	25,905	0	1,668	2,968	27,573	30,541	6,081	1987	3/20/1997	15 — 40 Yrs
Minneapolis — Airport, MN (1)	20,393	5,417	36,508	24	686	5,441	37,194	42,635	9,483	1986	11/6/1995	15 — 40 Yrs
Minneapolis — Bloomington, MN (1)	10,720	2,038	17,731	0	662	2,038	18,393	20,431	4,066	1980	2/1/1997	15 — 40 Yrs
Minneapolis — Downtown, MN (1)	0	818	16,820	0	1,134	818	17,954	18,772	4,201	1984	11/15/1995	15 — 40 Yrs
St Paul — Downtown, MN (1)	5,196	1,156	17,315	0	391	1,156	17,706	18,862	4,658	1983	11/15/1995	15 — 40 Yrs
Kansas City NE I-435 North (At Worlds of Fun), MO (2)	0	967	8,415	0	257	967	8,672	9,639	2,047	1975	7/28/1998	15 — 40 Yrs
Charlotte SouthPark, NC (4)	0	1,458	12,681	1	2,221	1,459	14,902	16,361	1,372	N/A	7/12/2002	15 — 40 Yrs
Raleigh, NC (4)	13,522	2,124	18,476	0	1,304	2,124	19,780	21,904	4,077	1987	7/28/1997	15 — 40 Yrs
Omaha — Central, NE (9)	0	514	4,477	0	948	514	5,425	5,939	1,075	1965	7/28/1998	15 — 40 Yrs
Omaha — Central (I-80), NE (2)	0	1,782	15,513	0	3,788	1,782	19,301	21,083	3,394	1991	7/28/1998	15 — 40 Yrs
Omaha — Old Mill, NE (5)	0	971	8,449	0	5,162	971	13,611	14,582	3,297	1974	7/28/1998	15 — 40 Yrs
Piscataway—Somerset, NJ (1)	19,246	1,755	17,563	0	1,280	1,755	18,843	20,598	4,568	1988	1/10/1996	15 — 40 Yrs
Tulsa — I-44, OK (1)	0	525	7,344	0	799	525	8,143	8,668	3,200	1985	7/28/1994	15 — 40 Yrs
Philadelphia —Center City, PA (5)	0	5,759	50,127	(452)	(3,030)	5,307	47,097	52,404	8,856	1970	7/28/1998	15 — 40 Yrs
Philadelphia —Historic District, PA (2)	0	3,164	27,535	0	6,580	3,164	34,115	37,279	7,148	1972	7/28/1998	15 — 40 Yrs
Philadelphia Society Hill, PA (3)	31,274	4,542	45,121	0	2,099	4,542	47,220	51,762	9,783	1986	10/1/1997	15 — 40 Yrs
Pittsburgh at University Center (Oakland), PA (7)	15,500	0	25,031	0	1,843	0	26,874	26,874	5,239	1988	11/1/1998	15 — 40 Yrs
Charleston —Mills House (Historic Downtown), SC (2)	20,183	3,251	28,295	0	488	3,251	28,783	32,034	5,308	1982	7/28/1998	15 — 40 Yrs
Myrtle Beach — At Kingston Plantation, SC (1)	0	2,940	24,988	0	2,374	2,940	27,362	30,302	6,492	1987	12/5/1996	15 — 40 Yrs
Myrtle Beach Resort (15)	0	12,000	17,689	6	6,155	12,006	23,844	35,850	4,567	1974	7/23/2002	15 — 40 Yrs
Knoxville — Central At Papermill Road, TN (2)	0	0	11,518	0	1,716	0	13,234	13,234	2,491	1966	7/28/1998	15 — 40 Yrs
Nashville— Airport/Opryland Area, TN (1)	0	1,118	9,506	0	686	1,118	10,192	11,310	3,479	1985	7/28/1994	15 — 40 Yrs
Nashville — Opryland/Airport (Briley Parkway), TN (7)	0	0	27,734	0	2,340	0	30,074	30,074	6,428	1981	7/28/1998	15 — 40 Yrs
Amarillo — I-40, TX (2)	0	0	5,754	0	3,031	0	8,785	8,785	1,797	1970	7/28/1998	15 — 40 Yrs
Austin, TX (4)	9,389	2,508	21,908	0	2,202	2,508	24,110	26,618	5,224	1987	3/20/1997	15 — 40 Yrs
Austin —Town Lake (Downtown Area), TX (2)	0	0	21,433	0	966	0	22,399	22,399	4,163	1967	7/28/1998	15 — 40 Yrs
Corpus Christi, TX (1)	4,956	1,113	9,618	51	2,411	1,164	12,029	13,193	2,891	1984	7/19/1995	15 — 40 Yrs

FELCOR LODGING LIMITED PARTNERSHIP
Schedule III—Real Estate and Accumulated Depreciation — (continued)
as of December 31, 2005
(in thousands)

				Cost Capitalized		Gross Amounts at Which
		Initial Cost		Subsequent to Acquisition		Carried at Close of Period			Accumulated			Life Upon
			Buildings		Buildings		Buildings		Depreciation			Which
			and		and	Depreciation	and		Buildings &	Year	Date	Depreciation
Location	Encumbrances	Land	Improvements	Land	Improvements	Land	Improvements	Total	Improvements	Opened	Acquired	is Computed
Dallas, TX (5)	0	0	30,346	5,603	439	5,603	30,785	36,388	5,681	1981	7/28/1998	15 — 40 Yrs
Dallas — At Campbell Center, TX (6)	0	3,208	27,907	0	1,822	3,208	29,729	32,937	4,691	1982	5/29/1998	15 — 40 Yrs
Dallas — DFW International Airport North TX (14)	0	1,537	13,379	0	451	1,537	13,830	15,367	2,531	1989	7/28/1998	15 — 40 Yrs
Dallas — DFW International Airport South, TX (1)	14,936	0	35,156	4,041	756	4,041	35,912	39,953	6,808	1985	7/28/1998	15 — 40 Yrs
Dallas — Love Field, TX (1)	10,947	1,934	16,674	0	901	1,934	17,575	19,509	4,566	1986	3/29/1995	15 — 40 Yrs
Dallas — Market Center, TX (5)	0	4,056	35,302	0	1,299	4,056	36,601	40,657	6,636	1983	7/28/1998	15 — 40 Yrs
Dallas — Market Center, TX (1)	0	2,560	23,751	0	695	2,560	24,446	27,006	5,175	1980	6/30/1997	15 — 40 Yrs
Dallas — Park Central, TX (3)	0	1,720	28,550	(264)	818	1,456	29,368	30,824	4,517	1972	11/1/1998	15 — 40 Yrs
Dallas — Park Central, TX (12)	0	0	8,053	1,619	272	1,619	8,325	9,944	3,010	1997	7/28/1998	15 — 40 Yrs
Dallas — Park Central, TX (13)	0	4,513	43,125	762	5,098	5,275	48,223	53,498	9,149	1983	6/30/1997	15 — 40 Yrs
Dallas — Park Central Area, TX (1)	0	1,497	12,722	(19)	1,112	1,478	13,834	15,312	4,062	1985	7/28/1994	15 — 40 Yrs
Dallas — West End/Convention Center, TX (9)	0	1,953	16,989	0	1,953	1,953	18,942	20,895	3,408	1969	7/28/1998	15 — 40 Yrs
Houston — Greenway Plaza Area, TX (7)	0	3,398	29,578	0	613	3,398	30,191	33,589	5,627	1984	7/28/1998	15 — 40 Yrs
Houston — I-10 West & Hwy. 6 (Park 10 Area), TX (7)	0	3,037	26,431	(53)	1,376	2,984	27,807	30,791	4,574	1969	7/28/1998	15 — 40 Yrs
Houston — Intercontinental Airport, TX (2)	0	3,868	33,664	0	947	3,868	34,611	38,479	6,418	1971	7/28/1998	15 — 40 Yrs
Houston — Medical Center, TX (11)	0	0	22,027	0	2,437	0	24,464	24,464	4,338	1984	7/28/1998	15 — 40 Yrs
San Antonio — Downtown (Market Square), TX (2)	0	0	22,129	1	1,045	1	23,174	23,175	4,341	1968	7/28/1998	15 — 40 Yrs
San Antonio — International Airport, TX (7)	15,585	3,351	29,168	(193)	2,513	3,158	31,681	34,839	6,174	1981	7/28/1998	15 — 40 Yrs
Burlington Hotel & Conference Center, VT (3)	19,316	3,136	27,283	(2)	768	3,134	28,051	31,185	5,683	1967	12/4/1997	15 — 40 Yrs

	$718,234	$253,920	$2,732,775	$42,001	$303,012	$295,921	$3,035,787	$3,331,708	$646,484

(1)	Embassy Suites

(2)	Holiday Inn

(3)	Sheraton

(4)	Doubletree Guest Suites

(5)	Crowne Plaza

(6)	Doubletree

(7)	Holiday Inn Select

(8)	Sheraton Suites

(9)	Hampton Inn

(10)	Hilton Suites

(11)	Holiday Inn Hotel & Suites

(12)	Staybridge Suites

(13)	Westin

(14)	Harvey Suites

(15)	Hilton

FELCOR LODGING LIMITED PARTNERSHIP
Schedule III — Real Estate and Accumulated Depreciation — (continued)
as of December 31, 2005
(in thousands)

	Year Ended December 31,
	2005	2004
Reconciliation of Land and Buildings and Improvements Balance at beginning of period	$3,513,950	$3,776,887
Additions during period:
Acquisitions	18,949	26,780
Improvements	21,735	18,902
Deductions during period:
Sale of properties	(140,071)	(300,529)
Hotels held for sale	—	(8,090)
Foreclosures	(82,855)	—

Balance at end of period before impairment charges	3,331,708	3,513,950

Cumulative impairment charges on real estate assets owned at end of period	(327,169)	(166,349)

Balance at end of period	$3,004,539	$3,347,601

Reconciliation of Accumulated Depreciation Balance at beginning of period	$590,065	$545,355
Additions during period:
Depreciation for the period	79,231	87,561
Deductions during period:
Sale of properties	(22,812)	(42,851)

Balance at end of period	$646,484	$590,065